Exhibit 10.20

TORREY PINES SCIENCE CENTER

Industrial Real Estate Lease

BETWEEN

LANKFORD & ASSOCIATES, INC., A

COLORADO CORPORATION

as LANDLORD

and

DEPOTECH CORPORATION, A

CALIFORNIA CORPORATION

as TENANT

December 8, 1994

TORREY PINES SCIENCE CENTER

Industrial Real Estate Lease

TABLE OF CONTENTS

I	BASIC TERMS		1
	1.1	Date of Lease	1
	1.2	Landlord	1
	1.3	Tenant	1
	1.4	Real Property	1
		1.4.1 Lot Line Adjustment	2
		1.4.2 Termination of Lease	2
	1.5	Premises	3
		1.5.1 Phases	4
		1.5.2 Completion of Premises	5
	1.6	Lease Term	5
		1.6.1 Delivery of Premises	5
		1.6.2 Punch List Items	6
	1.7	Permitted Uses	6
	1.8	Rent and Other Charges Payable by Tenant	7
		1.8.1 Basic Monthly Rent	7
		1.8.2 Intentionally Deleted	7
		1.8.3 Tenant’s Share of Charges under the Declaration	7
	1.9	Condition Subsequent	7
	1.10	Rider and Exhibits	8

II	LEASE TERM		8
	2.1	Commencement Date	8
	2.2	Lease of Premises for Lease Term	8
	2.3	Holding Over	8
	2.4	Surrender of Premises	9
	2.5	Option to Extend or Renew	9
		2.5.1 Notice	9
		2.5.2 Conditions	9
	2.6	Personal Options	10

III	BASIC MONTHLY RENT		10
	3.1	Time and Manner of Payment	10
	3.2	Rental Adjustments	10
		3.2.1 Rent Increases	10
	3.3	Basic Monthly Rent During Extension	10
		3.3.1 Notice of Intent	11
		3.3.2 Appraisal Procedure	11
		3.3.3 Selection	11
		3.3.4 Costs and Qualification	11
		3.3.5 Fair Rental Value Defined	11
		3.3.6 Determination of Value	12
		3.3.7 Exercise of Option	12
		3.3.8 Extension	12
		3.3.9 Cost of Living Increases	13

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Industrial Real Estate Lease

		3.3.10 Effective Date	13
		3.3.11 Index	13
		3.3.12 Delay in Determination of New Basic Monthly Rent	13
	3.4	Grant of Warrants	13

IV	ADDITIONAL RENT		14
	4.1	Additional Rent	14
	4.2	Real Property Taxes	14
		4.2.1Payment of Taxes	14
		4.2.2Definition of Real Property Tax	15
		4.2.3Personal Property Taxes	16
	4.3	Utilities	16
	4.4	Common Area	16
		4.4.1Definition; Location	16
		4.4.2Use of Common Areas	17
		4.4.3Expenses under the Declaration	17
	4.5	Late Charges	18

V	USE OF PREMISES		18
	5.1	Permitted Uses	18
	5.2	Manner of Use	18
		5.2.1Objectionable Uses	18
		5.2.2Non-permitted Uses	18
		5.2.3Prohibited Uses	19
		5.2.4Permit	19
	5.3	Signs	19
		5.3.1Permitted Signs	19
		5.3.2Sign Criteria	20
	5.4	Hazardous Materials	20
		5.4.lProhibition of Storage	20
		5.4.1.1 Clean-up	20
		5.4.1.2 Business	21
		5.4.2Termination of Lease	21
		5.4.3Assignment and Subletting	22
		5.4.4Condition	22
		5.4.5Landlord’s Right to Perform Tests	23
		5.4.6Definition of “Hazardous Materials”	23
	5.5	Landlord’s Access	24
	5.6	Quiet Possession	24

VI	CONDITION OF PREMISES; MAINTENANCE, REPAIRS AND ALTERATIONS		25
	6.1	Condition of the Premises	25
	6.2	Landlord’s Provision of Services	25
		6.2.1Services	25
		6.2.2Maintenance and Repair Service	25
		6.2.3Landlord’s Expense	26
	6.3	Tenant’s Obligations	26
		6.3.1Maintenance and Repair	26
		6.3.2Tenant Expense	26
	6.4	Alterations, Additions, and Improvements	27

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Industrial Real Estate Lease

		6.4.1Procedure for Making Alterations	27
		6.4.2Conditions of Landlord’s Approval	28
		6.4.3Payment by Tenant	28
		6.4.4Freedom From Liens	28
	6.5	Condition Upon Termination	29
		6.5.1 Tenant Equipment That Remains on the Premises	29
		6.5.2 Removal of Tenant Equipment	29

VII	INSURANCE AND INDEMNITY		30
	7.1	Insurance Premiums	30
		7.1.1Liability Insurance	30
		7.1.2Hazard Insurance	30
		7.1.3Other Insurance	31
		7.1.4Form of Policies	31
		7.1.5Increase in Fire Insurance Premium	32
		7.1.6Waiver of Subrogation	32
	7.2	Indemnification of Landlord	32
	7.3	Limitation of Landlord’s Liability	33
	7.4	Commissions	33

VIII	DAMAGE OR DESTRUCTION		33
	8.1	Partial Damage to Premises	33
	8.2	Total or Substantial Destruction	34
		8.2.1Rebuilding the Premises	34
	8.3	Uninsured Casualty	35
	8.4	Landlord’s Obligations	35
	8.5	Temporary Reduction of Rent	35
	8.6	Waiver	35

IX	EMINENT DOMAIN		35
	9.1	Total Condemnation	36
	9.2	Partial Condemnation	36
	9.3	Landlord’s Award	36
	9.4	Tenant’s Award	36
	9.5	Temporary Condemnation	36
	9.6	Notice and Execution	37

X	ASSIGNMENT AND SUBLETTING		37
	10.1	Landlord’s Consent Required	37
		10.1.1 Permitted Transfers	37
	10.2	No Release of Tenant	37
	10.3	Landlord’s Election	38
	10.4	No Merger	38
	10.5	Involuntary Transfers	38

XI	DEFAULTS; REMEDIES		39
	11.1	Covenants and Conditions	39
	11.2	Default by Tenant	39
		11.2.1 Abandonment	39
		11.2.2 Failure to Pay	39
	11.2.3	Failure to Perform	39

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Industrial Real Estate Lease

		11.2.4 Other Defaults	39
	11.3	Default by Landlord	40
		11.3.1 Monetary Default	40
		11.3.2 Non-Monetary	40
	11.4	Remedies	40
		11.4.1 Termination of Possession	40
		11.4.2 Maintenance of Possession	41
		11.4.3 Other Remedies	41
	11.5	The Right to Relet the Premises	41
	11.6	Waiver of Rights of Redemption	42
	11.7	Cumulative Remedies	42
	11.8	No Waiver	42

XXI	ESTOPPEL CERTIFICATE, ATTORNMENT AND SUBORDINATION		42
	12.1	Subordination	42
		12.1.1 Landlord’s Election	42
		12.1.2 Execution of Documents	43
		12.1.3 Modification of Lender	43
	12.2	Attornment	43
		12.2.1 Non-Disturbance	43
	12.3	Signing of Documents	44
	12.4	Estoppel Certificates	44
		12.4.1 Landlord’s Request	44
		12.4.2 Failure to Deliver	44
	12.5	Tenant’s Financial Condition	45

XIII	LIABILITY		45
	13.1	Landlord’s Liability	45
		13.1.1 Landlord	45
		13.1.2 Transfers	45
		13.1.3 Written Notice	45
	13.2	Tenant’s Liability	46

XIV	LEGAL COSTS		46
	14.1	Legal Proceedings	46
		14.1.1 Costs	46
		14.1.2 Indemnification	46

XV	OPTION TO LEASE		47
	15.1	Option to Lease	47
	15.2	Grant of Option	47
	15.3	Exercise of Option	47
	15.4	Landlord’s Purchase	48
	15.5	Additional Premises Lease	48
	15.6	Memorandum of Option and Option Assignment	48

XVI	RIGHT OF FIRST REFUSAL TO PURCHASE		48
	16.1	Right of First Refusal	48
	16.2	Effect of Transfer Notice	49
	16.3	Acceptance of Offer	49
	16.4	Closing	49
	16.5	Release of Seal Property	49

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Industrial Real Estate Lease

	16.6	Failure to Sell	50
	16.7	Landlord’s Successors	50

XVII	RIGHT OF FIRST OFFER TO PURCHASE		50
	17.1	Landlord’s Offer	50
	17.2	Letter of Intent	50
	17.3	Termination of Right	51
	17.4	Offer to Tenant	51
	17.5	Failure to Sell	51
	17.6	Landlord’s Successors	51

XVIII	MISCELLANEOUS PROVISIONS		51
	18.1	Severability	51
	18.2	Interpretation	52
	18.3	Incorporation of Prior Leases; Modifications	52
	18.4	Notices	52
	18.5	Waivers	52
	18.6	No Recordation	52
	18.7	Binding Effect; Choice of Law	52
	18.8	Corporation Authority; Partnership Authority	53
	18.9	Force Majeure	53
	18.10	No Option	53
	18.11	Standards of Measurement	53
	18.12	Time of the Essence	53

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TORREY PINES SCIENCE CENTER

Industrial Real Estate Lease

I

BASIC TERMS

This Article One contains the Basic Terms of this lease agreement between the Landlord and Tenant named below (“Lease”). Other Articles, Sections and Subsections of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1 Date of Lease. This Lease is entered into as of December 8, 1994 (“Effective Date”), by and between Landlord and Tenant named below.

1.2 Landlord. LANKFORD & ASSOCIATES, INC., a Colorado corporation.

Address of Landlord:	4250 Executive Square
Suite 650 La Jolla,
California 92037.

1.3 Tenant. DEPOTECH CORPORATION, a California corporation.

Address of Tenant:	11025 North Torrey Pines Road
Suite 100
La Jolla, California 92037.

1.4 Real Property. Landlord has the option to purchase Lots 18, 19 and 20 of Subdivision Map No. 12845 filed in the Office of the County Recorder of San Diego County on July 23, 1991, from Chevron Land and Development Company (“Chevron”) pursuant to that certain letter of intent from Iliff Thorn & Company to Robert Lankford (“Letter of Intent”) dated May 16, 1994, countersigned by Landlord on May 23, 1994 and by Chevron on June 10, 1994. Chevron and Landlord have executed that certain Purchase and Sale Agreement and Escrow Instructions (“Contract”) dated November 23, 1994 (“Contract Date”) whereby Landlord has the right to purchase Lot 19 of Subdivision Map No. 12845 filed in the Office of the County Recorder of San Diego County on July 23, 1991 (the “Real Property”). The Real Property is part of a planned science research, business and industrial complex known as Torrey Pines Science Center 2 (“Project”). Landlord shall purchase the Real Property and close escrow thereon on or before January 15, 1995 (“Acquisition Date”).

1.4.1 Lot Line Adjustment. In order for the Real Property to be configured as desired by Landlord and Tenant, a Lot Line Adjustment (“Lot Line Adjustment”) adjusting the lot lines of the Real Property was processed by Landlord and approved by the City of San Diego as evidenced by that certain Parcel Map No. 17448 (the “Parcel Map”) , recorded among the Real property Records of San Diego County on November 17, 1994. Exhibit “A” attached hereto and incorporated herein is a copy of the Parcel Map, showing the Real Property as Parcel 3 thereon.

1.4.2 Termination of Lease.

1.4.2.1 This Lease shall be terminable by Tenant, upon notice to Landlord, within ten (10) days after the Acquisition Date if Landlord does not close the escrow for the purchase of the Real Property by the Acquisition Date pursuant to the Contract, in which case this Lease will be of no further force or effect.

1.4.2.2 This Lease shall be terminable by Landlord, upon notice to Tenant, within ten (10) days after the Acquisition Date if Landlord does not close the escrow for the purchase of the Real Property by the Acquisition Date pursuant to the Contract due solely to Chevron’s non-performance under the Contract, in which case this Lease will be of no further force or effect.

1.4.2.3 Tenant may (but shall not be obligated to) terminate this Lease if Landlord does not obtain a permit to construct the foundation of the building to be located on the Real Property (the “Foundation Permit”) from the City of San Diego on or before January 15, 1995 (“Permit Date”). Notwithstanding the foregoing, if Tenant has not adhered to the time schedule set forth in the Work Letter Agreement attached hereto and made a part hereof as Exhibit “C” (“Work Letter”) for approval of the Preliminary Shell Plans and Final Drawings (as defined in the Work Letter) , then the Permit Date will be extended one (1) day for each day of delay in Tenant’s approval of such Plans and/or Drawings.

1.4.2.4 Tenant may (but shall not be obligated to) terminate this Lease if Landlord does not deliver to Tenant, on or before December 15, 1994, evidence reasonably satisfactory to Tenant that Landlord has obtained an irrevocable commitment for construction financing (the “Construction Financing”) from an institutional lender, for construction of the Building. Tenant agrees to cooperate with Landlord in obtaining the Construction Financing and making any reasonable changes to this Lease required by the construction lender for the Construction Financing, provided such changes do not materially alter Landlord’s and Tenant’s obligations hereunder and do not materially reduce Tenant’s benefits hereunder. Tenant agrees that Landlord shall be entitled to fulfill its obligations under this Section 1.4.2.4 by delivering to Tenant, on or before December 15, 1994, a letter from Slough Parks Incorporated or SDK Incorporated (or one of their affiliated entities), which states that such entity has committed to provide or has obtained an irrevocable third-party commitment to provide the Construction Financing.

1.4.2.5 Tenant may (but shall not be obligated to) terminate this Lease if the entire Premises and all improvements to be constructed thereon in accordance with the terms of this Lease are not substantially complete by September 1, 1996.

1.4.2.6 If either party elects to terminate this Lease as provided in this Section 1.4.2.6 this Lease will be of no further force or effect. Notwithstanding any such termination, the obligations under this Section 1.4.2.6 and Sections 5.4 and 7.2 below shall survive the termination of this Lease. If the Lease is terminated pursuant to Sections 1.4.2.1, 1.4.2.2, 1.4.2.3, or 1.4.2.4, Landlord shall reimburse Tenant for all direct, out of pocket costs incurred by Tenant in connection with this Lease prior to the termination, which in no event shall exceed Eighty Thousand and No/100 Dollars ($80,000), for the period of time before December 15, 1994, and shall not exceed One Hundred Fifty-five Thousand and No/100 Dollars ($155,000) if termination occurs thereafter. Notwithstanding the foregoing, if the termination occurs because either (i) Landlord does not close escrow for the purchase of the Real Property by the Acquisition Date due solely to Chevron’s nonperformance under the Contract; or (ii) Landlord is unable to obtain the Foundation Permit by the Permit Date because Tenant’s intended use of the Premises is deemed by the City of San Diego (or any other government agency having or asserting jurisdiction over the permitting process) to be a non-conforming use, then Landlord shall not be obligated to reimburse Tenant for all costs incurred by Tenant in connection with this Lease.

1.5 Premises. As used herein, the term “Premises” shall mean the Real Property, all easements, rights-of-way, rights, privileges, benefits and appurtenances belonging to the Real Property, and all improvements located on the Real Property, including, without limitation, a building to be constructed consisting of approximately eighty-two thousand three hundred ninety (82,390) gross square feet (the “Building”) and related parking facilities and peripheral structures as shown on the preliminary plans and specifications for the Building Shell and Landlord’s Work (as such terms are defined in the Work Letter attached hereto as Exhibit “C”) prepared by Davis Architects and dated November 21, 1994, which have been mutually approved by the parties (the “Preliminary Shell Plans”), a copy of which shall be attached hereto as Exhibit “D” and incorporated herein. The general space plan, drawings and specifications for the Tenant Improvements (as such term is defined in the Work Letter) prepared by Ehrlich Rominger dated November 23, 1994, (the “Preliminary Plans”) have also been mutually approved by the parties. The final plans for the Building Shell and Landlord’s Work, and for the Tenant Improvements (for both Phase I and Phase II) shall be agreed to by the parties in accordance with the Work Letter.

1.5.1 Phases. The Premises will be constructed in two phases, with the first phase (“Phase I”) to include the Building Shell, Landlord’s Improvements and the Tenant Improvements for all of the office space, research and development space, manufacturing support space and all other areas of the Building which must be constructed in order for Tenant to occupy the foregoing, which Phase shall consist of approximately fifty thousand (50,000) gross square feet located primarily on the second floor of the Building (but with a portion located on the first floor of the Building). The second phase (“Phase II”) shall include all the remaining Tenant Improvements, including, without limitation, the manufacturing space, and shall consist of approximately thirty-two thousand three hundred ninety (32,390) gross square feet located on the first floor of the Building, all as depicted on the Preliminary Shell Plans attached as Exhibit “D”.

As soon as reasonably possible after substantial completion of the Building and Tenant Improvements described herein for each phase, Landlord and Tenant shall confirm the measurements of the Gross Area of that phase of the Premises by Landlord measuring the Building in accordance with BOMA standards ANSIZ65.1 - 1980. If Tenant fails to dispute Landlord’s measurements within fifteen (15) days after Tenant receives the Landlord’s measurements, Tenant shall have waived any right to dispute Landlord’s measurement and Landlord’s measurements of Gross Area shall be conclusively deemed to be correct. If Tenant disputes the Landlord’s measurements, Tenant shall, pending resolution thereof, nevertheless tender Rent hereunder based on the square footage specified by Landlord and Tenant shall submit Tenant’s measurements and their dispute to Landlord within thirty (30) days after Tenant receives Landlord’s measurements. Landlord and Tenant shall thereafter attempt to resolve any dispute within ten (10) days. If Landlord and Tenant fail to agree on the measurement of Gross Area within said ten (10) days, Landlord and Tenant shall submit their dispute to a third party acceptable the Landlord and Tenant and familiar with BOMA standards, who shall measure the applicable phase of the Premises and submit the calculation of Gross Area to Landlord and Tenant within ten (10) days. The determination of the Gross Area by said third person shall be binding upon the parties. The square footage of each phase of the Premises shall be confirmed by the parties by executing the confirmation of Gross Area in form of Exhibit “B” attached hereto and made a part hereof for all purposes, within five (5) days after determination of the Gross

Area by either Landlord and Tenant or a third party or within twenty (20) days following receipt of Landlord’s measurements by Tenant is Tenant does not dispute such measurements. If Tenant has paid Rent based on Landlord’s measurements and the Gross Area is less than Landlord’s measurement, any excess Rent paid by Tenant shall be credited to the next Rent due and owing.

1.5.2 Completion of Premises. Tenant has entered into this Lease in expectation that Phase I of the Premises will be substantially completed by August 1, 1995 (“Phase I Outside Date”) and that Phase II of the Premises will be substantially completed by March 1, 1996 (“Phase II Outside Date”).

1.6 Lease Term. Except as otherwise provided in Paragraph 1.6.1 below, the term of the Lease for the portion of the Premises leased as Phase I (the “Phase I Premises”) shall commence (the “Phase I Commencement Date”) on the later of: (a) occupancy of the Phase I Premises by Tenant following substantial completion, of the Building Shell, Landlord’s Work and the Tenant Improvements for the Phase I Premises (which occupancy shall occur no later than five (5) days after substantial completion thereof), or (b) August 1, 1995. The term of the Lease for the portion of the Premises leased as Phase II (the “Phase II Premises”) shall commence (the “Phase II Commencement Date”); on the later of: (a) occupancy of the Phase II Premises by Tenant following substantial completion of the Tenant Improvements for the Phase II Premises (which occupancy shall occur no later than five (5) days after substantial completion thereof), or (b) January 1, 1996. The term of the Lease for all of the Premises shall end twenty (20) years following the Phase I Commencement Date, or approximately August 1, 2015 (“Lease Term”) unless extended pursuant to Section 2.5 below. Landlord acknowledges that substantial completion of the Phase I Premises by August 1, 1995 and the Phase II Premises by March 1, 1996, is crucial to the operation of Tenant’s business. Subject to delays caused by Tenant and delays outside the control of Landlord, as described in the Work Letter, if Landlord shall fail to substantially complete the Tenant Improvements for the applicable phase by August 1, 1995 and March 1, 1996, respectively, Tenant’s obligation to pay Rent (as defined in Section 4.1 below) as to that particular phase, after the Phase I Commencement Date or the Phase II Commencement Date, as applicable, shall be postponed one (1) day for each day after August 1, 1995 or March 1, 1996, respectively, that substantial completion of the applicable portion of the Premises is delayed.

1.6.1 Delivery of Premises. If the Tenant Improvements for a portion of the Phase I Premises or the Phase II Premises are substantially complete prior to August 1, 1995, or March 1, 1996, as applicable, Tenant, with the consent of Landlord, may, but is not obligated to, occupy the portions of the Phase I Premises or the Phase II Premises for which the Tenant Improvements have been substantially completed. In such event, the Commencement Date for the Phase I Premises or the Phase II Premises, as applicable, shall be the date of occupancy of the substantially completed portion of the Tenant Improvements first occupied by Tenant, but Tenant shall pay the Basic Monthly Rent only on the gross square feet of those portions of the Phase I Premises or Phase II Premises, as applicable, which have been substantially completed and which are actually occupied until such time as the remaining Phase I Premises or Phase II Premises have been substantially completed and occupied pursuant to Section 1.6 above.

1.6.2 Punch List Items. Prior to Tenant taking occupancy of any portion of the Premises pursuant to Section 1.6 above, Landlord shall notify Tenant in writing when Landlord considers the Tenant Improvements (as defined in the Work Letter) to be substantially complete and Tenant shall, as soon as possible but not later than three (3) days after notice of substantial completion is received by Tenant from Landlord, conduct a walk-through inspection of the applicable phase of the Premises (or portion thereof) with Landlord. Tenant shall notify Landlord in writing within two (2) days of completing said walk-through inspection of all learns of Tenant Improvements which Tenant reasonably determines must be completed or corrected (“Punch List Items”). Following preparation of the Punch List Items, Tenant shall take occupancy. Landlord shall complete repairs of the Punch List Items within forty-five (45) days of receipt of Tenant’s notice of Punch List Items. If Landlord fails to complete repairs of the Punch List items within said 45 days, neither the Commencement Date nor the Lease Term shall be extended, but Tenant shall be entitled to complete the repairs at Landlord’s cost and may offset the cost of such repairs from any Rent thereafter due and owing to Landlord. Any dispute regarding the completion of the Punch List Items shall be subject to arbitration under the American Arbitration Association rules.

1.7 Permitted Uses. The Premises shall be used as a medical research lab with light production and manufacturing of drug formulations, together with incidental office and storage uses and all other uses permitted by law. Notwithstanding the foregoing, all uses of the Premises shall be in accordance with (i) the City of San Diego’s Scientific Research Zoning Ordinance, (ii) the Torrey Pines Science Center Planned Industrial Development (“PID”), (iii) any covenants, conditions and restrictions for the Project recorded as of the Effective Date together with all amendments thereto (so long as such amendments do not materially adversely impair Tenant’s ability to use the Premises in accordance with the permitted uses described in the first sentence of this Section 1.7), and (iv) applicable governmental rules and regulations. In no event shall any use of the Premises involve any activity not covered by forms of insurance required to be maintained under this

Lease. Tenant shall obtain and maintain at its sole cost and expense, all governmental approvals and/or permits required for operation of Tenant’s business as described in this Section 1.7, including but not limited to those needed in connection with the presence of Hazardous Materials (as defined in Section 5.4.6 hereof) in, on or about the Premises.

1.8 Rent and Other Charges Payable by Tenant.

1.8.1 Basic Monthly Rent. The basic monthly rent for the Premises (“Basic Monthly Rent”) shall be the sum of TWO AND 25/100 DOLLARS ($2.25) per gross square foot of the Building per month for the first twelve (12) months of the Lease Term, and shall thereafter be adjusted as set forth in Section 3.2 below. The obligation of Tenant to pay Basic Monthly Rent shall commence on the Commencement Date for the applicable phase and shall continue uninterrupted throughout the remainder of the Lease Term. When Tenant’s obligation to pay Rent commences for the Phase II Premises, the Basic Monthly Rent for the Phase II Premises shall be calculated at the same rate per square foot of Gross Area as used in calculating the Phase I Premises, and it shall be adjusted at the same time and in the same manner as the Rent is adjusted for the Phase I Premises, regardless of when Tenant’s obligation to pay Rent commences for the Phase II Premises.

1.8.2 INTENTIONALLY DELETED.

1.8.3 Tenant’s Share of Charges under the Declaration. The Building will contain approximately eighty-two thousand three hundred ninety (82,390) total gross square feet. The Project contains approximately one million two hundred ninety-nine thousand nine hundred ninety (1,299,990) gross square feet. Tenant’s share of Assessments (as defined in Section 4.4.3) (based upon the gross square footage of the Building divided by the gross square footage of the Project) shall be Three and 85/100 percent (3.85%) after the Phase I Commencement Date and Six and 34/100 percent (6.34%) after the Phase II Commencement Date.

1.9 Condition Subsequent. Landlord agrees that it shall use its best efforts to obtain, within sixty (60) days after the date hereof, Chevron’s execution of the following:

The Assignment Of Option And Consent To Assignment

by and among Landlord, Tenant and Chevron, as provided

in Section 15.6 below.

Tenant agrees to execute the Assignment described above once it is in reasonably satisfactory form.

1.10 Rider and Exhibits. The following exhibits are attached and made a part of this Lease:

Exhibit A:	Parcel Map

Exhibit B:	Confirmation of Gross Area

Exhibit C:	Work Letter Agreement

Exhibit D:	Preliminary Shell Plans showing Phase I and Phase II

Exhibit E:	Memorandum of Lease

Exhibit F:	Memorandum of Option

Exhibit G:	Assignment of Option and Consent to Assignment

II

LEASE TERM

2.1 Commencement Date. The Commencement Date shall be the date specified in Section 1.6 above for the beginning of the term of the Lease, unless advanced or delayed under any provision of this Lease.

2.2 Lease of Premises for Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, in phases as described above, for the Lease Term. The Lease Term is for the period stated in Section 1.6 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease.

2.3 Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease, unless Tenant has exercised its Extension Option (as defined in section 2.5 below) or Landlord and Tenant have otherwise agreed in writing to extend the Lease Term. If Tenant, remains in possession of all or any part of the Premises after the expiration of the Lease Term and Extension thereof (as defined in Section 2.5 below), such tenancy shall be from month-to-month only and not a renewal hereof or an extension for any further term, and in such case, Basic Monthly Rent then in effect shall be increased to an amount equal to 125% of the Basic Monthly Rent then in effect and other monetary sums due hereunder shall be payable in the amount and at the time specified in this Lease; and such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein, except that the month-to-month tenancy will be terminable upon thirty (30) days written notice given at any time by either party. In the event of any holding over without Landlord’s prior consent, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any portion of the Premises commencing upon or after the expiration of the Lease Term and Tenant shall reimburse Landlord for and indemnify Landlord against all costs, expenses (including reasonable attorneys’ fees), damages and losses incurred by Landlord as a result of Tenant’s delay in vacating the Premises.

2.4 Surrender of Premises. Upon the termination of the Lease, Tenant shall surrender the Premises to Landlord in the condition specified in Section 6.5 below.

2.5 Option to Extend or Renew. Landlord hereby grants to Tenant two (2) consecutive five (5) year options (each, an “Extension Option”) to extend the Lease Term (each, an “Extension”) after the initial Lease Term expires. Each Extension shall be on the same terms and conditions as set forth in this Lease, but at an increased Base Monthly Rent as set forth in Section 3.3 below.

2.5.1 Notice. Each Extension Option shall be exercised only by written notice (“Notice of Exercise”) delivered to Landlord at least six (6) months before the expiration of the Lease Term with respect to the first Extension Option, or, if the first Extension Option has been exercised, at least six (6) months before the expiration of the Lease Term as extended by the first Extension Option. If Tenant fails to deliver to Landlord its Notice of Exercise of the Extension Option within the prescribed time period, such Extension Option and any further Extension Option shall lapse, and there shall be no further right to extend the Lease Term. In addition, Tenant may deliver to Landlord a Notice of Intent pursuant to Section 3.3.1 below. Tenant’s failure to timely deliver a Notice of Intent shall not affect Tenant’s right to exercise the Extension Option; provided, however, that if the Notice of Intent was not timely delivered but the Notice of Exercise was timely delivered, Tenant shall be obligated to pay an increased Basic Monthly Rent based on the fair market value of the Premises determined in the manner described in Section 3.3 below. In the event that Tenant fails to deliver or fails to timely deliver a Notice of Intent, but timely delivers a Notice of Exercise, then, for purposes of determining the time periods set forth in Section 3.3, the term “Notice of Exercise” shall be substituted for the term “Notice of Intent” in the second and third sentences of Section 3.3.1, Section 3.3.2 and Section 3.3.7.

2.5.2 Conditions. Each Option shall be exercisable by Tenant on the express condition that at the time of the exercise, and at all times prior to the commencement of the Extension, Tenant shall not be in default under any of the provisions of the Lease after any applicable grace period, nor shall there be a condition which, after notice or passage of time (or both), shall constitute a default.

2.6 Personal Options. Each Extension Option is personal to the Tenant named in Section 1.3 of the Lease and cannot be transferred without Landlord’s consent. Notwithstanding the foregoing, if Landlord consents to a sublease of the Premises or an assignment of this Lease, each Extension Option may be transferred to Tenant’s sublessee or assignee, at Tenant’s election. The foregoing notwithstanding, at Landlord’s election, Landlord may require that the applicable Extension Option be exercised for the entire Premises or none of the Premises.

III

BASIC MONTHLY RENT

3.1 Time and Manner of Payment. Upon the Commencement Date and each month thereafter Tenant shall pay Landlord the Basic Monthly Rent in the amount stated in Subsection 1.8.1 above (prorated for any partial month at the beginning or end of the Lease Term) in United States currency, in advance, on or before the first day of each month without offset, deduction or prior demand. The Basic Monthly Rent shall be payable at Landlord’s address or at such other place as Landlord may designate in writing.

3.2 Rental Adjustments. The Basic Monthly Rent during the term of this Lease shall be adjusted as set forth below.

3.2.1 Rent Increases. The Basic Monthly Rent shall be increased on the first day of each Lease Year (as defined below) commencing with the second (2nd) Lease Year by three and five/tenths percent (3.5%) of the previous Lease Year’s Basic Monthly Rent. As used herein, “Lease Year” is defined to mean (i) the fractional calendar month, if any, at the commencement of the Lease Term and the next succeeding twelve (12) full calendar months, and (ii) each period of twelve (12) full calendar months thereafter during the Lease Term. For the purpose of calculating Basic Monthly Rent increase, when Basic Monthly Rent commences for the Phase II Premises, itshall be calculated as if the Phase II Commencement Date were the same as the Phase I Commencement Date.

3.3 Basic Monthly Rent During Extension. If and when Tenant exercises its Extension Option to extend the Lease Term, the Basic Monthly Rent on the first day of such Extension shall be the “fair rental value” (as defined in Section 3.3.5 below) of the Premises, which fair rental value is to be determined as set forth in this Section 3.3, but in no event less than the Basic Monthly Rent then being paid at the end of the Lease Term or Extension then in effect, as appropriate.

3.3.1 Notice of Intent. Not sooner than one hundred twenty (120) days nor later than eighty-five (85) days prior to the date upon which a Notice of Exercise for an Option may be delivered (“Exercise Date”), Tenant shall deliver a written notice to Landlord of Tenant’s intension to exercise the Option (“Notice of Intent”). Within ten (10) days after Landlord’s receipt of the Notice of Intent, Landlord and Tenant shall meet in an effort to negotiate, in good faith, the fair rental value of the Premises as of the date when the Extension would commence (“Rental Adjustment Date”) . If Landlord and Tenant have not agreed upon the fair rental value of the Premises within ten (10) days of the Landlord’s receipt of a Notice of Intent, the fair rental value shall be determined by appraisal in the manner described below.

3.3.2 Appraisal Procedure. Landlord and Tenant shall attempt to agree in good faith upon a single appraiser within fifteen (15) days after Landlord’s receipt of a Notice of Intent. If Landlord and Tenant are unable to agree upon a single appraiser within such time period, then Landlord and Tenant shall each appoint one appraiser within twenty (20) days after Landlord’s receipt of a Notice of Intent. If, within the ten (10) days thereafter, the two appointed appraisers cannot agree upon selection of a third appraiser, then Landlord shall submit the appointment of a third appraiser to the American Arbitration Association, who shall appoint an appraiser meeting the requirements of Section 3.3.4 below, as the third appraiser. Notwithstanding any delays caused by the appraisal process or the selection of the appraiser(s) (including, without limitation, the time period, required to appoint a third appraiser), no extension of the final date upon which Tenant may deliver a Notice of Exercise shall be permitted.

3.3.3 Selection. If either Landlord or Tenant fails to appoint its appraiser within the prescribed time period, the single appraiser appointed shall determine the fair rental value of the Premises. If both parties fail to appoint appraisers within the prescribed time periods, then the first appraiser thereafter selected by a party shall determine the fair rental value of the Premises.

3.3.4 Costs and Qualifications. Each party shall bear the cost of its own appraiser and the parties shall share equally the cost of the single or third appraiser, if applicable. All appraisers so designated herein shall have at least five (5) years experience in the appraisal of commercial/industrial real property in the San Diego area in the SR zone and shall be members of professional organizations such as MAI or an equivalent.

3.3.5 Fair Rental Value Defined. The term “fair rental value” shall mean the price that a ready and willing comparable, new non-renewal, non-equity tenant would pay, as of the applicable Rental Adjustment Date, as Basic Monthly Rent (giving appropriate consideration to the annual rental rate per gross square foot of buildable area and the allocation of expenses between Landlord and Tenant) to a ready and willing landlord of property comparable to the Premises in both class and location for a term comparable to the applicable Extension period if such property were exposed for lease on the open market for a reasonable period of time, taking into account all of the purposes for which such property may be used, including free rent, tenant improvement costs or similar leasing expenses being offered in the market as of the applicable Rental Adjustment Date (for previously leased space), including, without limitation, commissions which a landlord would typically incur, and considering other generally applicable terms and conditions such as length of term, size of premises, level and quality of services to the Premises, the allocation of expenses therefor between Landlord and Tenant, tenant improvement allowances and building standard items, for a comparable previously leased space.

3.3.6 Determination of Value. If a single appraiser is chosen, then such appraiser shall determine the fair rental value of the Premises. Otherwise, the fair rental value of the Premises shall be the arithmetic average of the two (2) of the three (3) appraisals which are closest in amount, and the third appraisal shall be disregarded.

3.3.7 Exercise of Option. Landlord and Tenant shall instruct the appraiser(s) to complete their determination of the fair rental value not later than fifty-five (55) days after Landlord’s receipt of a Notice of Intent. When the fair rental value of the Premises is determined, Landlord shall deliver notice thereof to Tenant. Thereafter, Tenant may, but is not obligated to, in its sole and absolute discretion, considering the fair rental value determined as aforesaid, deliver its Notice of Exercise as described in Section 2.5 above. If the Notice of Intent was not timely delivered but the Notice of Exercise was timely delivered, Tenant shall be obligated to pay an increased Basic Monthly Rent based on the fair market value of the Premises determined in the manner described in this Section 3.3.

3.3.8 Extension. During an Extension, after the Basic Monthly Rent is determined as set forth above, the Basic Monthly Rent during the remainder of the Extension shall be increased on the first day of the first month following the twelve (12) month anniversary date of the applicable Extension and on every twelve (12) month anniversary thereafter during the Extension (“Adjustment Date”) pursuant to Section 3.3.9 below.

3.3.9 Cost or Living Increases. The Basic Monthly Rent during any Extension shall be increased on the Adjustment Date in proportion to the increase in the Index (defined below) which has occurred between the month in which the previous Lease Year’s adjustment was made and the Adjustment Date; provided, however, that the first such adjustment shall be in proportion to the increase in the Index which has occurred between the first month of the Extension and the month in which the Basic Monthly Rent is to be increased. The foregoing notwithstanding, in no event shall the increase in the Basic Monthly Rent on each Adjustment Date be less than three percent (3%) or greater than eight percent (8%) in any Lease Year regardless of the change in the Index. Landlord shall notify Tenant of each increase by delivering a written statement setting forth the Index for the previous year’s adjustment month or for the first month of the Extension, whichever is appropriate, the Index for the month in which the Basic Monthly Rent is to be increased, the percentage increase between those two Indices, and the new amount of the Basic Monthly Rent.

3.3.10 Effective Date. Tenant shall pay the new Basic Monthly Rent from the Adjustment Date until the next Adjustment Date. Landlord’s notice described in Section 3.3.9 above may be given after the Adjustment Date since the Index for the appropriate month may be unavailable on the Adjustment Date. In such event, Tenant shall pay Landlord the necessary rental adjustment for the months elapsed between the Adjustment Date of the increase and Landlord’s notice of such increase within ten (10) business days after Landlord’s notice.

3.3.11 Index. Adjustments shall be made utilizing the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers, Subgroup “All Items” for the Los Angeles-Anaheim-Riverside Statistical Area on the basis of 1982-84 = 100 (the “Index”). If the format or components of the Index are materially changed after the Effective Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which iss most nearly equivalent to the Index in effect on the Effective Date. Landlord shall notify Tenant of the substituted index.

3.3.12 Delay in Determination of New Basic Monthly Rent. If the new Basic Monthly Rent cannot be determined on the Adjustment Date, Tenant shall continue paying the Basic Monthly Rent payable during the preceding 12-month period until such time as the new Basic Monthly Rent is determined. When the new Basic Monthly Rent is determined, Tenant shall pay the new Basic Monthly Rent retroactive to the applicable Adjustment Date.

3.4 Grant of Warrants. Upon the Closing of the first to occur of a) Tenant’s Series “D” preferred financing or b) other equity financing, Tenant will, at landlord’s option, issue to Landlord that number of warrants to purchase shares of Tenant’s capital stock issued in the financing equal to an amount determined by dividing (1) ONE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,500,000.00) by (2) the lesser of (i) the price at which Tenant’s capital stock is issued and sold to investors in the such financing, or (ii) Seven and 50/100 Dollars ($7.50). The terms and conditions of the warrants so issued shall be identical to any warrants issued in the financing; provided, however, that (a) the exercise price shall be equal to the lesser of (i) the price paid by investors in the financing and (ii) Seven and 50/100 Dollars ($7.50); and (b) in no event shall the issuer of such warrants be permitted to call the same before the expiration of seven (7) years after the issue date. Such warrants shall only be issued to Landlord if the following conditions are satisfied: a) Landlord has purchased the Real Property pursuant to the Contract; and b) the Lease has not been terminated as provided in Section 1.4.2 above. Once such warrants have been issued, a default by Landlord under the terms of this Lease shall have no impact on the validity or enforceability of such warrants, as the rights and obligations of the parties thereunder are intended to be separate and distinct from this Lease.

IV

ADDITIONAL RENT

4.1 Additional Rent. All charges payable by Tenant hereunder other than Basic Monthly Rent are called “Additional Rent” and shall be paid in United States currency. Unless this Lease provides otherwise, all Additional Rent shall be paid with the next monthly installment of Basic Monthly Rent. As used herein, the term “Rent” shall mean Basic Monthly Rent and Additional Rent.

4.2 Real Property Taxes.

4.2.1 Payment of Taxes. Tenant shall pay all Real Property Taxes (as defined below) applicable to the Premises (“Tax Payments”) during the Lease Term and any Extension. Payment shall be made directly to the appropriate taxing authority. The parties hereby acknowledge that the Real Property is presently assessed as a separate tax parcel. If the Real Property is at any future date not assessed as a separate parcel, Tenant shall pay its proportionate share of the Real Property Taxes (as defined below) levied and assessed against the tax parcel (“Parcel”) of which the Premises are a part. Tenant’s proportionate share of Real Property Taxes shall be the ratio that the gross square footage of the Premises bears to the total number of gross square feet in the Parcel. Each Lease Year Landlord shall notify Tenant of Landlord’s calculation of Tenant’s proportionate share of the Real Property Taxes and, together with such notice, shall furnish Tenant with a copy of the tax bill. If any supplemental tax bills are delivered with respect to the Parcel, Landlord may notify Tenant of Landlord’s new calculation of Tenant’s proportionate share of Real Property Taxes as soon as such supplemental tax bills are received. Provided the notices set forth in this Section 4.2.1 are delivered, Tenant shall reimburse Landlord for Tenant’s proportionate share of the Real Property Taxes semiannually no later than fifteen (15) days before the taxing authority’s delinquency date. For purposes of calculating the Tax Payments tor the partial year periods (“Partial Year”) between (i) the Commencement Date and the following December 31, (ii) the date of the end of the Lease Term or early termination and the immediately preceding January 1, Tax Payments for the calendar year in which the Partial Year occurs shall be reduced by multiplying such amounts by a fraction, the numerator of which is the number of days in the applicable Partial Year and the denominator of which is 365. The resulting amount shall be the Tax Payments payable during such Partial Year.

4.2.2 Definition of Real Property Tax. As used herein, “Real Property Tax” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, improvement bond or bonds, assessment, penalty or tax, general or special, ordinary or extraordinary, imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agriculture, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of Landlord in the Real Property, (ii) any tax on the Landlord’s right to receive, or the receipt of, rent or income from the Real Property or against Landlord’s business of leasing the Real Property, (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Real Property by any governmental agency, and (iv) any charge or fee replacing any tax previously included within the definition of Real Property Tax. “Real Property Tax” does not, however, include (i) Landlord’s federal or state income, franchise, inheritance or estate taxes, or (ii) interest on taxes or penalties resulting from Landlord’s failure to pay taxes unless such failure was the result of Tenant’s failure to timely pay taxes as hereinabove provided. Tenant shall have the right, at any time and at its expense, to contest in good faith by judicial proceedings or otherwise any real or personal property assessment, valuation, or tax deemed excessive by Tenant, and, if necessary, to do so in the name of Landlord, and in such event Tenant shall not be obligated to pay such assessment, valuation or tax until a final judicial determination of such contest, but shall post such bonds as required by law and otherwise take all steps required to protect Landlord throughout any such contest.

4.2.3 Personal Property Taxes.

(a) Tenant shall pay prior to delinquency, all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall attempt to have such personal property taxed separately from the Premises.

(b) If any such taxes on Tenant’s personal property are levied against Landlord, or if the assessed value of the Project is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, then Landlord, after written notice to Tenant, shall have the right to pay the taxes based upon such increased assessments, regardless of the validity thereof, but only under proper protest if required by Tenant in writing. If Landlord shall do so, then Tenant shall, upon demand, repay to Landlord the taxes levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment. In any such event, however, Tenant, at Tenant’s sole cost and expense, shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest; any amount so recovered to belong to Tenant.

(c) If any of Tenant’s personal property is taxed with the Real Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

4.3 Utilities. The parties acknowledge that a separate metering system shall be installed in the Building as a part of the Tenant Improvements which will separately meter gas, electricity and water for, but not limited to, light, heat, ventilation, air conditioning services and water supplied to the Premises. Tenant shall arrange for and pay, directly to the appropriate supplier, the cost of all of such services and all other utilities, if any, supplied to the Premises, including sewer and waste removal. In addition, Tenant shall arrange for and pay directly to the appropriate supplier the cost of any and all telephone installation and service supplied to the Premises.

4.4 Common Area

4.4.1 Definition; Location. As used in this Lease, “Project Common Areas” shall mean all areas within the Project which are available for the common use of tenants of the Project as provided in that certain Declaration of Covenants and Restrictions for Torrey Pines Science Center [Unit 2] recorded on June 27, 1994 as Document No. 1994-0405385 (“Declaration”). The Project Common Areas will be maintained in accordance with the Declaration.

4.4.2 Use of Common Areas. Tenant shall have non-exclusive right to use the Project Common Areas as provided in the Declaration. Landlord hereby assigns to Tenant Landlord’s rights under Section 12.2.3 of the Declaration to enforce the Declaration on a non-exclusive basis, as and when Tenant’s interests are affected. Landlord shall provide to Tenant a copy of the Budget provided to Landlord pursuant to Section 10.4 of the Declaration within two (2) days after Landlord receives the Budget.

4.4.3 Expenses under the Declaration. Tenant shall pay Tenant’s pro rata share of the Assessments (as defined in the Declaration) due under the Declaration for which Landlord is responsible as provided below. Tenant’s pro rata share of the Assessments will be based on the Maximum Building Area (as defined in the Declaration) provided for the Real Property under the Declaration. Tenant shall pay all of any Assessments relative to the Real Property based on (a) the Transportation Demand Management Program described in Sections 2.2.6 and 10.5(6) of the Declaration, and (b) the use of the telecommunication facilities if Tenant utilizes such facilities as provided in Section 8.1(i) of the Declaration. Tenant shall pay to Landlord its pro rata share of the Regular Assessments (as defined in the Declaration) quarterly within ten (10) days after receipt of an invoice from Landlord specifying the amount of the Regular Assessments and Tenant’s pro rata share thereof. If Landlord is notified that a Special Assessment is being considered under the Declaration and Landlord has a right to vote on such Special Assessment as provided in the Declaration, Landlord shall notify Tenant of the reason for the Special Assessment and shall consult with Tenant as to how Landlord should vote as an Owner under the Declaration. Landlord must obtain Tenant’s consent as to how Landlord will vote with respect to any proposed Special Assessment, which consent will not be unreasonably withheld or delayed. If the Special Assessment is not to defray the actual Common Expenses of the Association as set forth in Section 10.7.1 of the Declaration, Tenant shall not be responsible for the payment of any portion of the Special Assessment. If the Special Assessment is to defray actual Common Expenses of the Association (as defined in the Declaration), Tenant shall pay its pro rata share of the Special Assessment within ten (10) days after receipt of an invoice from Landlord specifying the amount of the Special Assessment and Tenant’s pro rata share thereof. Tenant shall pay its pro rata share of any Reimbursement Assessment (as defined in the Declaration) within ten (10) days after receipt of an invoice from Landlord specifying the amount of the Reimbursement Assessment and Tenant’s pro rata share thereof. Except as expressly described in this Section 4.4.3, all other costs under the Declaration shall be paid exclusively by Landlord including, without limitation, the Lagoon Enhancement fees payable under Section 6.16 of the Declaration.

4.5 Late Charges. Rent not paid when due shall be subject to a late charge equal to three percent (3%) per month, but not greater than that rate permitted under applicable law prohibiting the charging of usurious interest. Tenant acknowledges that late payment of Rent shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult and impractical to ascertain at this time. Accordingly, the parties agree that the foregoing late charge represents a reasonable estimate of the loss and expense to be suffered by Landlord by reason of Tenant’s late payment.

V

USE OF PREMISES

5.1 Permitted Uses. Tenant may use the Premises only for the Permitted Uses set forth in Section 1.7 above.

5.2 Manner of Use.

5.2.1 Objectionable Uses. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with or infringe on the rights of other occupants of the Project, or injure or annoy them, or use or allow the Premises to be used, for any improper, immoral, or objectionable purposes; nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises or commit or suffer to be committed any waste in, on or about the Premises. Landlord shall not be liable to Tenant for any ether tenant’s, occupant’s or owner’s failure to so conduct itself.

5.2.2 Non-permitted Uses. Tenant shall net do or permit to be done in or about the Premises, nor bring, keep or permit to be brought or kept therein, anything which is prohibited by or will in any way conflict with any law, statute, ordinance or governmental rule or regulation now in force or which may hereafter be enacted or promulgated, or which is prohibited by any standard form of fire insurance policy or which will in any way increase the existing rate of or affect any fire or other insurance upon the Building or any part thereof or any of its contents, or cause a cancellation of any insurance policy covering the Building or any part thereof or any of its contents. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the Premises, the Declaration and the requirements of any Board of Fire Underwriters or other similar body now or hereafter instituted; with any order, directive or certificate of occupancy issued pursuant to any law, ordinance or regulation by any public officer insofar as the same relates to or affects the condition, use or occupancy of the Premises, including but not limited to, requirements of registration, utilization and other fees and structural changes related to or affected by Tenant’s acts, particular manner of occupancy or manner of use of the Premises, all at Tenant’s sole expense; provided, however, Landlord shall be responsible for making alterations or repairs to the Premises at Landlord’s sole cost in accordance with the conditions described in Section 6.2.2 below.

5.2.3 Prohibited Uses. Except as allowed pursuant to San Diego’s Scientific Research Zoning Ordinance and the PID, Tenant shall not use, keep or permit to be used or kept any foul or noxious gas or substance in the Premises, or permit or suffer the Premises to be occupied or used in a manner unreasonably offensive or objectionable to the Landlord or other occupants of the Project by reason of noise, odors and/or vibrations, or unreasonably interfere in any way with other tenants or those having business therein. Additionally, Tenant shall not use the Premises for:

(a) Any use or operation that results in air emissions of pollutants or contaminants, unless such emissions are in full compliance with all applicable laws relating to Hazardous Materials (as defined in Section 5.4.6 below);

(b) Any use that produces intense glare or heat, unless such use is performed only within an enclosed or screened area in a manner such that the glare or heat emitted will not be discernable from the property line of the Real Property;

(c) Any use that creates a sound pressure level in violation of any applicable laws; and

(d) Any use that creates a ground vibration that is perceptible, without, instruments, at any point along the property lines of the Real Property.

5.2.4 Permit. Tenant shall obtain and pay for all permits required for Tenant’s particular manner of use and occupancy of the Premises and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Premises, including the federal and California Occupational Health and Safety Acts.

5.3 Signs.

5.3.1 Permitted Signs. Tenant shall comply with the Torrey Pines Science Center Signage Guidelines and Criteria (“Sign Guidelines”). Landlord hereby assigns to Tenant all rights to any building and monument signs permitted under the Declaration and Sign Guidelines for the Real Property.

5.3.2 Sign Criteria. Tenant shall be permitted to install all signs allowed under the Declaration and Sign Guidelines provided that (i) Tenant obtains Landlord’s prior consent to any proposed signs, which consent shall not be unreasonably withheld, (ii) Tenant obtains all permits and governmental consents required for the signs, (iii) the location and design have been reasonably approved by Landlord, and (iv) Tenant contracts for the construction of the signs with a contractor reasonably approved by Landlord. All costs and expenses associated with the design, construction and installation of the signs shall be paid as part of the Tenant Improvements Allowance (as defined in the Work Letter).

5.4 Hazardous Materials

5.4.1 Prohibition of Storage. Tenant shall not cause or permit any Hazardous Material (as hereinafter defined) to be brought upon, kept or used in or about the Premises or the Project by Tenant, its agents, employees, contractors or invitees in a manner or for a purpose prohibited by any governmental agency or authority. If Tenant breaches the obligation stated in the preceding sentence, or if the presence of Hazardous Materials on the Premises caused or permitted by Tenant (including Hazardous Materials specifically permitted and identified below) results in contamination of the Premises, or if contamination of the Premises by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then, in addition to the obligations of Tenant set forth in Section 7.2 below, Tenant shall indemnify, defend and hold Landlord, its agents, contractors and lenders harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including without limitation diminution in value of the Premises, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, damages arising from any adverse impact on marketing of space in the Premises, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination.

5.4.1.1 Clean-up. This indemnification of Landlord, its agents, contractors and lenders, by Tenant relating to the causing or permitting of any Hazardous Material to be brought upon, kept or used in or about the Premises or the Project by Tenant, its agents, employees, contractors or invitees, in a manner or for a purpose prohibited by any governmental agency or authority, pursuant to Subsection 5.4.1 above includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial removal, or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or groundwater on or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Material on the Premises caused or permitted by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the condition existing prior to the introduction of any such Hazardous Material to the Premises, provided that Landlord’s approval of such action shall first be obtained, which approval shall not be unreasonably withheld, so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project.

5.4.1.2 Business. Landlord acknowledges that it is not the intent of this Section 5.4 to prohibit Tenant from operating its business as described in Section 1.7 above. Tenant may operate its business according to the custom of the industry so long as the use or presence of Hazardous Materials is strictly and properly monitored and accomplished according to all applicable governmental requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord, prior to the Commencement Date, a list identifying each type of Hazardous Material to be present on the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of Hazardous Materials on the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year during the Lease Term and any Extension, and shall deliver to Landlord an updated Hazardous Materials List before any new Hazardous Materials are brought onto the Premises which identifies all additional permits and approvals issued in conjunction with the new Hazardous Materials and the dates on which such permits and approvals were issued.

5.4.2 Termination of Lease. Notwithstanding the provisions of Subsection 5.4.1 above, Landlord shall have the right to terminate the Lease in Landlord’s sole and absolute discretion in the event that (i) any anticipated use of the Premises by Tenant involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority, (ii) Tenant has been required by any lender or governmental authority to take remedial action in connection with Hazardous Material contaminating the Premises if the contamination resulted from Tenant’s action or use of the Premises (unless Tenant is diligently seeking compliance with such remedial action), or (iii) Tenant is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material on the Premises (unless Tenant is diligently seeking compliance with such enforcement order).

5.4.3 Assignment and Subletting. Notwithstanding the provisions of Subsection 5.4.1 above, if (i) any anticipated use of the Premises by any proposed assignee or sublessee involves the generation or storage, use, treatment or disposal of Hazardous Material in a manner or for a purpose prohibited by any governmental agency or authority, (ii) the proposed assignee or sublessee has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Material contaminating a property if the contamination resulted from such party’s action or use of the property in question, or (iii) the proposed assignee or sublessee is subject to an enforcement order issued by any governmental authority in connection with the use, disposal or storage of a Hazardous Material, it shall not be unreasonable for Landlord to withhold its consent to an assignment or subletting to such proposed assignee or sublessee.

5.4.4 Condition. Landlord represents and warrants that except as to those matters disclosed in the Phase I Environmental Site Assessment prepared by Harding Lawson Associates dated October 19, 1988, the Phase II Environmental Site Assessment prepared by Harding Lawson Associates dated April 17, 1989, and the Updated Phase I Environmental Site Assessment prepared by Harding Lawson Associates dated April 29, 1994 (collectively, the “Environmental Studies”) the Premises and, to the best of Landlord’s knowledge, the Project and the Project Common Areas, as of the Effective Date (i) do not contain any Hazardous Material which is being used or stored in a manner prohibited by any applicable governmental law, ordinance, rule or regulation relating to the use or storage of Hazardous Materials (“Hazardous Materials Laws”), and (ii) have never been used for the treatment, storage or disposal of Hazardous Materials. Landlord is making no representations and warranties as to environmental matters except for the matters set forth in the Environmental Studies. If Landlord discovers that any violation of any Hazardous Materials Laws has occurred within the Project which Landlord reasonably determines affects or may affect the Premises or interferes with Tenant’s business operations (other than a violation caused by Tenant, its agents, contractors, officers and/or employees) and is not being corrected, then Landlord shall promptly give Tenant written notice of such violation and shall use its best efforts to cause the offending party to have such violation corrected in compliance with applicable Hazardous Materials Laws. If the presence of Hazardous Materials on the Premises is caused or permitted by Landlord during Landlord’s ownership of the Real Property which results in contamination of the Premises, or there is a breach of the representations and warranties of Landlord contained in this Section 5.4.4, then Landlord shall indemnify, defend and hold Tenant, its agents and contractors, harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Lease Term as a result of such contamination or breach of the representations and warranties contained in this Section 5.4.4. Landlord shall indemnify, defend and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses which arise from the contamination of the Premises by Hazardous Materials occurring prior to the Commencement Date and during Landlord’s ownership of the Real Property.

5.4.5 Landlord’s Right to Perform Tests. At any time prior to the expiration of the Lease Term and upon Landlord’s reasonable belief that certain water, soil and/or other environmental tests are advisable, or if reasonably required in connection with Landlord’s attempt to obtain financing for the Real Property, Landlord shall have the right following notice (except in the event of an emergency) to enter upon the Premises at all reasonable times in order to conduct appropriate tests of water and soil and to deliver to Tenant the results of such tests to attempt to demonstrate that contamination in excess of permissible levels has occurred as a result of Tenant’s use of the Premises. Without limiting the foregoing sentence, Landlord shall have the right to have an environmental audit of the Premises conducted within one hundred eighty (180) days prior to the scheduled expiration date or earlier termination of this Lease (if the Lease is terminated on a date other than the scheduled termination date). Tenant shall promptly perform any remedial action recommended by such environmental audit unless the audit reveals that the Hazardous Materials resulted from the activities of a person other than Tenant its agents, contractors, officers and/or employees. The costs of such audits shall be borne by Landlord unless the audit discloses the existence of Hazardous Materials in excess of action levels or governmental standards, in which case the costs of the audit shall be borne by Tenant. Notwithstanding the foregoing, if the audit reveals that the Hazardous Materials resulted from the activities of a person other than Tenant, its agents, contractors, officers and/or employees, Tenant shall not be responsible for any portion of the cost of the audit. Tenant shall further be solely responsible for and shall defend, indemnify and hold the Landlord, its agents, contractors and lenders harmless from and against all claims, costs and liabilities including actual attorneys’ fees and costs, arising out of or in connection with, any removal, cleanup, restoration and materials required hereunder to return the Premises and any other property of whatever nature to their condition existing prior to the appearance of the Hazardous Materials. The foregoing indemnity shall not apply, however, if Tenant establishes that the Hazardous Materials were present prior to the Commencement Date or attributable to the actions of a person other than Tenant.

5.4.6 Definition of “Hazardous Materials.” As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 2, Chapter 6.8 (Carpenter-Presly-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Substances), (v) petroleum; (vi) asbestos, (vii) listed under Article 9 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act” (33 U.S.C. Section 1317) , (ix) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601).

5.5 Landlord’s Access. Landlord and its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or other parties, or for any other purpose Landlord deems necessary. Landlord shall give Tenant twenty-four (24) hours prior notice (which may be verbal) of such entry, except in the case of an emergency. Landlord acknowledges that access to clean rooms and other areas may be restricted to protect Tenant’s product, health and safety. In the event access to these areas by Landlord is necessary, Tenant will reasonably cooperate in performing those activities necessary to make the areas safe. Subject to the above, Landlord may place customary “For Sale” signs on the Premises. Landlord or its agents may enter the Premises at all reasonable times during the final year of the Lease Term or any Extension (as applicable) to show the Premises to potential tenants. During the last year of the Lease Term or any Extension (as applicable), Landlord may place customary “For Lease” signs on the Premises.

5.6 Quiet Possession. If Tenant pays the Rent and complies with all other terms of this Lease, Tenant may occupy and enjoy the Premises for the full Lease Term, and any Extension, subject to the provisions of this Lease.

VI

CONDITION OF PREMISES.; MAINTENANCE, REPAIRS AND ALTERATIONS

6.1 Condition of the Premises. Tenant accepts the Premises in accordance with the terms and conditions of this Lease, and in their condition as of Tenant’s occupancy, subject to all laws, ordinances, and governmental regulations and orders.

6.2 Landlord’s Provision of Services.

6.2.1 Services. Landlord agrees to make available, in the manner provided in the Work Letter (that is, either up to the Building or within a specified distance to the Building) throughout the Lease Term and any Extension (as applicable) facilities for delivery to the Premises of necessary utilities, including electric, water, telephone and other necessary utility lines, and sewerage lines all sufficient to service Tenant’s operations upon substantial completion of the Phase II portion of the Premises. Tenant shall be responsible for paying the cost of any such services which are supplied to the Premises. At all times, Tenant’s use of electric current shall not exceed the capacity of the feeders to the Building or the risers or wiring installed therein.

6.2.2 Maintenance and Repair Service. Landlord shall be responsible for the maintenance, repair and replacement of all structural portions of the Building. As used herein, “structural portions of the Building” shall mean all structural aspects of the Building, including the foundation and slabs, exterior walls, all roofing and exterior glass of the Building. Landlord shall also be responsible for making alterations to the structural portion of the Building which Landlord is required to maintain or repair hereunder if such alterations are required by changes in the law after the Commencement Date, and are not required as the result of Tenant’s particular manner of occupancy or use of the Premises. Landlord shall promptly make and pay for all repairs and replacements of a structural nature to the Building which are not made necessary by any intentional act or negligent use of the Premises by Tenant, its agents, contractors, officers and/or employees or any failure by Tenant to perform its obligations hereunder, and shall make such other repairs and replacements, structural or otherwise, as may be necessary by reason of Landlord’s defective workmanship, or failure to construct the Landlord’s Improvements (as defined in the Work Letter) as required. Landlord shall keep the structural portion of the Building in good order, condition and repair during the Lease Term and any Extension (as applicable). Landlord shall have no obligation to provide repair or maintenance services to any area which Tenant may designate as a restricted area. Landlord shall use Landlord’s best efforts to conduct such repairs and maintenance in a manner which does not unreasonably impact Tenant’s business operations.

6.2.3 Landlord’s Expense. If Landlord refuses or neglects to repair the Premises as required hereunder to the reasonable satisfaction of Tenant, Tenant may, upon, thirty (30) days’ prior notice (except that no notice shall be required in the case of emergency) perform such repair and maintenance on behalf of Landlord and upon completion thereof, Landlord shall pay Tenant’s cost for making such repairs upon presentation of a bill relating thereto. Said bill shall include interest at ten percent (10%) per annum on said cost from the date of completion of repairs by Tenant until reimbursed in full by Landlord. If Landlord does not pay Tenant the full amounts owing within ten (10) days after receipt of a bill, Tenant may offset the cost of such repair and maintenance, and interest accrued thereon, against Rent.

6.3 Tenant’s Obligations.

6.3.1 Maintenance and Repair. Tenant shall be responsible for the maintenance, repair and replacement of all portions of the Premises for which Landlord is not expressly obligated hereunder to maintain and repair including, but not limited to, the Tenant Improvements. Tenant shall keep all Tenant Improvements installed on the Premises in good order, condition and repair during the Lease Term and any Extension (as applicable). It is the intention of Landlord and Tenant that, at all times during the Lease Term and any Extension (as applicable), Tenant shall maintain all Tenant Improvements in an attractive, first-class and fully operative condition. Notwithstanding the foregoing, Tenant shall have no obligation to repair any damage or defects caused by any intentional act or negligence of Landlord, its agents or contractors or which may be caused by or result from any repairs, alterations, replacements or other improvements or installations made by Landlord, its agents or contractors, and the cost of any such repairs effected by Tenant (provided that, except in the case of emergencies, prior to undertaking any such repairs Tenant provides to Landlord written notice and an opportunity to perform such repairs for a 20-day period, which 20-day period shall be extended for any additional time reasonably required by Landlord to complete such repairs, if Landlord has commenced within such 20-day period and is diligently processing such repairs to completion) shall be promptly reimbursed by Landlord within ten (10) days following billing thereof from Tenant.

6.3.2 Tenant Expense. All of Tenant’s obligations to maintain and repair shall be accomplished at Tenant’s sole expense. If Tenant refuses or neglects to repair properly as required hereunder and to the reasonable satisfaction of Landlord, Landlord may on ten (10) days’ prior notice (except that no notice shall be required in case of emergency) enter the Premises and perform such repair and maintenance on behalf of Tenant without liability to Tenant for any loss or damage that may accrue to Tenant’s merchandise, fixtures, or other property or to Tenant’s business by reasons;

thereof, and upon completion thereof, Tenant shall pay Landlord’s costs of making such repairs plus ten percent (10%) per annum for overhead, upon presentation of a bill therefore, as Additional Rent. Said bill shall include interest at ten percent (10%) per annum on said costs from the date of completion of repairs by Landlord until paid in full by Tenant. Landlord may deduct all such amounts from any monies Landlord owes to Tenant.

6.4 Alterations, Additions, and Improvements.

6.4.1 Procedure for Making Alterations. Tenant shall not make any alterations, additions or improvements to the Premises without Landlord’s prior written consent, except for non-structural alterations costing less than $10,000 for a single alteration or $50,000 in the aggregate (collectively, the “Nonconsent Amounts”). The Nonconsent Amounts shall be subject to periodic changes if reasonably required by Landlord’s lender; provided that landlord agrees to use its best efforts to negotiate with the lender the largest dollar amount possible for the Nonconsent Amounts. Tenant shall give Landlord notice of all alterations, additions or improvements not requiring Landlord’s advance written consent. Landlord shall give written notification to Tenant of Landlord’s reasonable approval or disapproval of alterations, additions or improvements which affect the structural components of the Building within ten (10) working days of Landlord’s receipt of reasonably detailed plans thereof. If Landlord does not respond to Tenant within ten (10) working days after receipt of plans, Landlord shall be deemed to have approved such alterations. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Subsection upon Landlord’s written request. All alterations, additions, and improvements will be accomplished in good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor reasonably approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with marked up shop drawings, copies of all construction contracts, and proof of payment for all labor and materials. Any additions to, or alterations of, the Premises shall become at once a part of the Premises and belong to Landlord, except (i) moveable furniture, (ii) trade fixtures, (iii) process and process support equipment (except for any materials or items designated in Section 6.5.1 below as not to be removed by Tenant) and (iv) any items listed in the Final Plans (as defined in the Work Letter) for the Tenant Improvements which Landlord has agreed to in writing, may be removed upon the termination of this Lease (or any items listed in the final plans for any subsequent alterations, additions or improvements which Landlord has agreed to in writing may be so removed), provided the Premises are not damaged by any such removal, such removal is otherwise conducted in accordance with Section 6.5.2 below, and Tenant shall not then be in default beyond any applicable grace period under the terms and conditions of this Lease (that is, should Tenant be in default, it shall have no right to remove any alterations, additions or improvements (including equipment) from the Premises. The foregoing notwithstanding, Landlord hereby agrees to subordinate its interest in any of Tenant’s equipment which is, at the time of any such default, subject to an equipment lease/financing encumbrance (the “Equipment Lien”) to the interest of the holder of the Equipment Lien; provided that Tenant shall use its best efforts to obtain from the holder of the Equipment Lien, at the time of origination thereof, a written agreement to first offer to Landlord the option to purchase the equipment if Tenant is in default under the terms of this Lease before exercising any rights it may have “under the documents evidencing the Equipment Lien.

6.4.2 Condition of Landlord’s Approval. Any alterations, improvements, or additions in or about the Premises that Tenant shall desire to make and which requires the consent of Landlord shall be presented to Landlord in written form, with detailed plans for the proposed work. If Landlord shall give its consent thereto, the consent shall be deemed conditioned upon Tenant’s (i) acquiring a permit to complete such work from appropriate governmental agencies, (ii) furnishing of a copy thereof to Landlord prior to the commencement of the work, and (iii) complying with all conditions of said permit in a prompt and expeditious manner.

6.4.3 Payment by Tenant. Tenant shall pay when due all claims for labor and material furnished to the Premises. Tenant shall give Landlord at least fifteen (15) days’ prior written notice of the commencement of any work on the Premises whether or not Landlord’s consent to such work is required. Landlord may elect to record and post notices of nonresponsibility on the Premises.

6.4.4 Freedom From Liens. Tenant shall keep the Premises, all other property therein and the Building free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and shall indemnify, hold harmless and defend Landlord and Landlord’s lender from any liens and encumbrances arising out of any work performed or materials furnished by or at the direction of Tenant. In the event that Tenant shall not, within thirty (30) days following the imposition of any such lien, cause such lien to be released of record by payment or, if Tenant has a good faith dispute with regard to such lien, by posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection therewith, including attorneys’ fees and costs, shall be payable to Landlord by Tenant on demand with interest at the maximum rate allowed by law.

6.5 Condition Upon Termination. Upon the termination of the Lease, (whether by default or otherwise) Tenant shall surrender the Premises and all Tenant Improvements to Landlord broom clean and in the same condition, as received, except ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Eight (Damage or Destruction).

6.5.1 Tenant Equipment That Remains on the Premises. In no event shall Tenant remove from the Premises any of the initial Tenant Improvements constructed pursuant to the Work Letter. Notwithstanding the foregoing, upon termination of this Lease (at expiration of the Term or for any other reason), Tenant shall offer Landlord the right to purchase Tenant’s equipment which is part of the Building Systems (but not process equipment) including, for example, DI water system, WFI still, clean steam generator, emergency generator, and any other items agreed to by Landlord in writing on the Final Plans and/or on any plans approved by Landlord in connection with any subsequent alterations, additions or improvements. The price of said equipment will be the residual value at the time of the purchase based upon agreement or a mutually agreed upon appraisal method. Landlord and Tenant shall designate a mutually agreed upon company as the appraiser to conduct the appraisal in the event that Landlord and Tenant are unable to agree with respect to the residual value of the equipment. If Landlord does not elect to purchase the equipment, Tenant shall, at its sole cost, remove any of the equipment which Landlord elects not to purchase and shall restore the Premises as described in Section 6.5.2 below. The foregoing notwithstanding, Landlord hereby agrees to subordinate its rights under this Section 6.5.1 to any equipment which is subject to an equipment lease/financing encumbrance (the “Equipment Lien”) to the holder of the Equipment Lien; provided that Tenant shall use its best efforts to obtain from the holder of the Equipment Lien, at the time of origination thereof, a written agreement to first offer to Landlord the option to purchase the equipment if Tenant is in default under the terms of the equipment lease or this Lease before exercising any rights its rights under the documents evidencing the Equipment Lien.

6.5.2 Removal of Tenant Equipment. All equipment which Tenant is permitted to remove pursuant to Section 6.5.1 above must be removed promptly after the termination of the Lease and Tenant shall repair, at Tenant’s expense, any damage to the Building or the Premises caused by such removal. If Tenant fails to repair the Premises, Landlord may complete such repairs and

Tenant shall reimburse Landlord for such repair and restoration. If Tenant fails to remove such property as required under this Lease, Landlord may dispose of such property in its sole discretion without liability to Landlord, and further may charge the cost of any such disposition to Tenant.

VII

INSURANCE AND INDEMNITY

7.1 Insurance Premiums.

7.1.1 Liability Insurance. Tenant shall, at its sole expense, maintain during the Lease Term and any Extension (as applicable) comprehensive general or commercial liability insurance, including contractual liability insurance covering Tenant’s indemnification of Landlord and personal injury coverage, with limits of not less than $2,000,000 per occurrence combined single limit for bodily injury and property damage, and $3,000,000 annual aggregate for personal injury and contractual liability. The amount of liability insurance shall be subject to periodic insurance based on lender requirements provided such increase is reasonable and customarily required of other tenants with businesses similar to Tenant’s. Tenant’s insurance shall be written under policies issued by insurers acceptable to Landlord, shall name Landlord, its agents, servants and employees as additional insureds, and shall contain a provision that said insurance shall not be canceled without thirty (30) days written notice to Landlord. Tenant shall, upon execution of this Lease, deliver to Landlord a certificate of insurance evidencing the insurance required to be carried by Tenant and shall provide to Landlord renewal certificates of insurance not less than ten (10) days prior to the expiration date of any policy. If Tenant fails to provide proper verification of insurance, upon receipt of Landlord’s written notice thereof, Tenant shall have ten (10) days to cure such default. Tenant’s failure to cure such default shall be a material default under this Lease. Tenant may, at Tenant’s expense, maintain such other insurance as Tenant deems necessary to protect Tenant.

7.1.2 Hazard Insurance. During the Lease Term and any Extension (as applicable), Tenant shall, maintain policies of insurance covering loss of or damage to the Building and the structural portions of the Premises and the Tenant Improvements to the extent of at least one hundred percent (100%) of its replacement value, including a loss of rents clause. Tenant shall not do or permit to be done anything which invalidates any such insurance policies. Such policies shall generally be on an “all-risk” form and provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, earthquake, and any other perils which Landlord deems necessary, and shall be payable to Landlord. In addition, Tenant shall, at Tenant’s expense, maintain an “all-risk” insurance policy in the amount of one hundred percent (100%) of replacement value on its fixtures, equipment, personal property and building improvements (including the Tenant Improvements) and all alterations and additions to the Premises.

7.1.3 Other Insurance. Tenant shall maintain, during the term of this Lease, (i) statutory amounts of workers’ compensation insurance as required by the State of California covering all persons employed by Tenant, and (ii) environmental remediation, business interruption, loss of rents, and products liability (and/or clinical trial coverage, as appropriate) insurance in amounts reasonably determined by Tenant but in no event less than the amount required by Landlord’s lender if such amount is reasonable and customarily required of tenants with businesses similar to Tenant’s. The parties specifically acknowledge and agree that (i) Tenant’s earthquake coverage shall be in the amounts and for the scope of coverage as is customarily purchased by reasonably prudent tenants similarly situated in the geographic region of the Premises at the time the coverage is evaluated; (ii) Tenant shall have the right, at its option, to satisfy the requirement for earthquake insurance by utilizing Landlord’s blanket policy and remitting to Landlord its pro rata share of the cost therefor; and (iii) Tenant’s obligation to provide earthquake coverage shall commence upon substantial completion of the Phase II Premises.

7.1.4 Form of Policies. All insurance policies required to be carried by Tenant under this Lease shall (i) be written by companies rated A-10 or better in “Best’s Insurance Guide” and authorized to do business in California, (ii) name Landlord, and any other parties designated by Landlord as additional insureds, (iii) as to liability coverages, be written on an “Occurrence” basis, (iv) provide that Landlord shall receive at least thirty (30) days notice from the insurer before any cancellation or change in coverage, and (v) contain a provision that no act or omission, by Tenant shall effect or limit the obligation of the insured to pay the amount of loss sustained. Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord and that any coverage carried by Landlord shall be excess insurance. Any deductible amounts under any insurance policies required hereunder shall be subject to Landlord’s prior written approval (which shall not be unreasonably withheld) and in any event Tenant shall be liable for payment of same in the event of any casualty. Tenant shall deliver reasonably satisfactory evidence of such insurance to Landlord, and Tenant shall attempt to incorporate Landlord’s reasonable requests as to such policies.

7.1.5 Increase in Fire Insurance Premium. Tenant agrees that it will not keep, use, manufacture, assemble, sell or offer for sale in or upon the Premises any article which may be prohibited by the standard form of fire insurance policy. Tenant shall be solely responsible for and shall pay to Landlord upon demand any increase in insurance premiums that may be charged during the term of this Lease on the amount of such insurance which may be carried by Landlord on said Premises, resulting from the acts or omissions of the Tenant, its agents, servants or employees, or the use or occupancy of the Premises by the Tenant or from the type of materials or products stored, manufactured, assembled sold by Tenant in the Premises, whether or not Landlord has consented to the same. In determining whether increased premiums are the result of Tenant’s use of the Premises, a schedule, issued by the organization making the insurance rate on the Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the Premises.

7.1.6 Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights of recovery against each other and the officers, employees, agents and representatives of the other, on account of loss or damage occasioned to such waiving party or its property or the property of others under its control, to the extent that such loss or damage is insured against under the insurance required to be carried by such waiving party under Subsection 7.1.2 of this Lease, or under any other policy or policies of property insurance carried by such waiving party. Each policy of insurance shall contain a provision waiving subrogation against the other party to this Lease.

7.2 Indemnification of Landlord. Tenant shall protect and indemnity Landlord and its partners, directors, officers, agents, employees and lenders (collectively, “Agents”) and save them harmless from and against any and all claims, actions, loss, damages, liability, cost and expense (including, without limitation, court costs and attorneys’ fees) in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence in, upon or about the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned, wholly or in part by any act or omission of Tenant, its agents, contractors employees servants, tenants or concessionaires. Tenant shall further indemnify, protect and hold Landlord and its Agents harmless from and against any and all claims arising from any breach or default in performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of Tenant by its agents, contractors, employees, servants, tenants or concessionaires, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in connection with such claim or any action or proceeding brought thereon. In case any action or proceeding shall be brought against Landlord and/or any of its Agents by reason of any such claim, Tenant upon notice from Landlord or its Agents, shall defend the same at Tenant’s expense by counsel reasonably approved in writing by Landlord or its Agents, or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such action or proceeding. The provisions of this Section 7.2 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination and shall not be limited by reason of any insurance carried by Landlord, its Agents or Tenant.

7.3 Limitation of Landlord’s Liability. The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners, shareholders, directors, officers, employees, or agents of Landlord, and Tenant shall look solely to Landlord’s interest in the Premises and to no other assets of Landlord, for satisfaction of any liability in respect of this Lease. Tenant will not seek recourse against the individual partners, shareholders, directors, officers, employees or agents of Landlord or any of their personal assets for such satisfaction. Notwithstanding any other provisions contained herein, except as expressly provided herein, Landlord shall not be liable to Tenant, its contractors, agents or employees, for any consequential damages or damages for loss of profits.

7.4 Commissions. The parties mutually warrant and covenant that no brokerage commissions shall be due and payable on account of this transaction other than to Colliers Iliff, Thorn, and each party shall hold the other harmless from claims for such commissions arising from the actions of such party. Landlord shall be wholly liable for payment of the commission owing to Colliers Iliff, Thorn and Company.

VIII

DAMAGE OR DESTRUCTION

8.1 Partial Damage to Premises. Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Premises. If the Premises are only partially damaged and if the proceeds received by Tenant from the insurance policies describe in Subsection 7.1.2 are sufficient to pay for the necessary repairs (including Landlord’s overhead and other customary indirect costs), this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible provided, however, that if Landlord cannot repair the Premises within one hundred eighty (180) days after the damage occurs, then Tenant shall have the right to terminate the Lease as of the date the damage occurred by delivering notice to Landlord within twenty (20) days of Landlord’s notice of the amount of time it will take Landlord to repair the damage. If Tenant fails to deliver its notice of election to terminate within such twenty (20) day period, then Tenant shall have waived its right to terminate this Lease. “Partially damaged” shall mean that the damage to the Premises does not exceed fifty percent (50%) of the replacement value of the Building. Landlord may elect to repair any damage to Tenant’s fixtures, equipment, or improvements. If the insurance proceeds are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Tenant maintains under Subsection 7.1.2, Landlord may elect either to (a) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (b) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to terminate this Lease, Tenant may elect to continue this Lease in full force and effect by giving Landlord written notice of such election within ten (10) days after receiving Landlord’s termination notice, in which case Tenant shall repair any damage to the Premises at Tenant’s sole cost and expense. If the damage to the Premises occurs during the last year of the Lease Term or any Extension (as applicable), Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. In such event, Landlord shall not be obligated to repair or restore the Premises and Tenant shall have no right to continue this Lease. Landlord or Tenant shall notify the other party of its election within thirty (30) days after the occurrence of the damage.

8.2 Total or Substantial Destruction. If the Premises are totally or substantially destroyed by any cause whatsoever, this Lease shall, at the election of the Landlord, terminate as of the date the destruction occurred (the “Date of Destruction”) regardless of whether Landlord receives any insurance proceeds.

8.2.1 Rebuilding the Premises. If, in Landlord’s determination, the Premises can be rebuilt within one hundred eighty (180) days after the Date of Destruction, Landlord may elect to rebuild the Premises at Landlord’s own expense (with all insurance proceeds being made available to the Landlord to apply against such costs), in which case, this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within twenty (20) days after the Date of Destruction. If the Date of Destruction occurs during the last year of the Lease Term or any Extension (as applicable), Tenant has the right to terminate the Lease within twenty (20) days of the Date of Destruction regardless of whether or not Landlord elects to rebuild the Premises.

8.3 Uninsured Casualty. In the event the Premises are fully or partially destroyed by any casualty not covered under the fire and extended coverage insurance carried by Landlord and Tenant, then Landlord may elect to terminate this Lease. In the event of such termination, the rights and obligations of the parties hereunder shall cease. If the Landlord does not elect to so terminate, then the Landlord shall promptly commence repairing such damage at the Landlord’s sole cost and expense.

8.4 Landlord’s Obligations. Landlord shall not be required to repair any injury or damage by fire or other cause, or to make restoration or replacement of any paneling, decorations, partitions, railings, floor coverings, office fixtures or any other improvements or property installed in the Premises. Tenant shall be required to restore or replace the same in the event of damage. Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration, except where due to Landlord’s intentional misconduct or gross negligence and where (and only to the extent that) it is the case that insurance proceeds are available, nor shall Tenant have the right to terminate this Lease as the result of any statutory provision now or hereafter in effect pertaining to the damage and destruction of the Premises.

8.5 Temporary Reduction of Rent. If the Premises are made untenantable in whole or in part by fire or by other casualty insured against by policies of insurance carried by the Landlord, any rent payable as Basic Monthly Rent or Additional Rent shall be reduced in proportion to the part of the Premises which is unusable by the Tenant, as determined by Tenant, until repairs can be made or the Lease terminated as provided herein provided that Landlord shall be entitled to that portion of Tenant’s business interruption insurance which covers the Rent payable hereunder. Except for such reduction in Rent, Tenant shall not be entitled to any compensation, reduction, or reimbursement from Landlord as a result of any damage, destruction, repair or restoration of or to the Premises.

8.6 Waiver. Tenant waives the protection of any statute, code or judicial decision which grants a tenant the right to terminate a lease in the event of damage or destruction of the Premises (including but not limited to California Civil Code Sections 1932 and 1933. Tenant agrees that the provisions of this Article Eight shall govern the rights and obligations of Landlord and Tenant in the event of any damage or destruction of the Premises.

IX

EMINENT DOMAIN

9.1 Total Condemnation. If the whole of the Premises is acquired or condemned by eminent domain, inversely condemned or sold in lieu of condemnation, for any public or quasi-public use or purpose (“condemned”), then the Lease Term shall terminate as of the date of title vesting in such proceeding and the Rent shall be adjusted to the date of termination. Tenant shall immediately notify Landlord of any such occurrence.

9.2 Partial Condemnation. If any part of the Premises is condemned, and such partial condemnation renders the Premises unusable for the business of the Tenant in Tenant’s opinion, then the term of this Lease shall terminate as of the date of title vesting in such proceeding and Rent shall be adjusted to the date of termination. If such condemnation is not extensive enough to render the Premises unusable for the business of Tenant, then Landlord shall promptly restore the Premises to a condition comparable to its condition immediately prior to such condemnation less the portion thereof lost in such condemnation, using proceeds recovered by Landlord. In such event this Lease shall continue in full force and effect, except that after the date of such title vesting, the Basic Monthly Rent shall be reduced as reasonably determined by Landlord. Tenant waives the provisions of Code of Civil Procedure Section 1265.130 allowing Tenant to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

9.3 Landlord’s Award. If the Premises are wholly or partially condemned, then, subject to the provisions of Section 9.4 below, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any right or claim in any part thereof from the Landlord or the condemning authority.

9.4 Tenant’s Award. Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in its own right on account of any and all costs or loss (including loss of business) to which Tenant might incur in moving Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location, provided that Tenant’s award shall in no event reduce the amount of the award paid to Landlord.

9.5 Temporary Condemnation. If the whole or any part of the Premises shall be condemned for any temporary public or quasi-public use or purpose, this Lease shall remain in effect and Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the term. If a temporary condemnation remains in force at the expiration or earlier termination of this Lease, Tenant shall pay to Landlord a sum equal to the reasonable cost of performing any obligations required of Tenant by this Lease with respect to the surrender of the Premises, including, without limitation, repairs and maintenance required, and upon such payment Tenant shall be excused from any such obligations.

9.6 Notice and Execution. Landlord shall within ten (10) days of service of process in connection with any condemnation, or potential condemnation, give Tenant notice in writing thereof. Tenant shall immediately execute and deliver to the Landlord all instruments that may be required to effect the provisions of this Article.

X

ASSIGNMENT AND SUBLETTING

10.1 Landlord’s Consent Required. Except as provided below, no portion of the Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. Except as provided below, any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If Tenant is a partnership, (i) any cumulative transfer of more than fifty percent (50%) of the partnership interests, or (ii) the admission of a new general partner, or (iii) the transfer of any interest of any general partner in the partnership shall require Landlord’s consent. If Tenant is a corporation, any change in a controlling interest of the voting stock of the corporation shall require Landlord’s consent if such change results in a material adverse change to Tenant’s financial condition or prospective ability to perform under this Lease.

10.1.1 Permitted Transfers. Tenant shall have the right, without the prior consent of Landlord, to assign its interest in the Lease (i) to any corporation which is a successor to Tenant either by merger or consolidation, (ii) to a purchaser of all or substantially all of Tenant’s assets (provided such purchaser shall have also assumed substantially all of Tenant’s liabilities), or (iii) to a corporation or other entity which shall (1) control, (2) be under the control of, or (3) be under common control with, Tenant (the term “control” as used herein shall be deemed to mean ownership, directly or indirectly, of at least thirty percent (30%) of the outstanding voting stock of a corporation, or at least a thirty percent (30%) equity and control interest if Tenant is not a corporation) (any such entity being a “Related Entity”). Tenant may also sublease all or any portion of the Premises to a Related Entity without the consent of Landlord.

10.2 No Release of Tenant. No transfer permitted by this Article Ten, whether with or without Landlord’s consent, shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease. Landlord’s acceptance of Rent from any other person is not a waiver of any provision of this Article Ten. Consent to one transfer is not a consent to any subsequent transfer. If Tenant’s transferee defaults under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee without notifying Tenant or obtaining its consent. Such action shall not relieve Tenant’s liability under this Lease.

10.3 Landlord’s Election. Tenant’s request for consent to any transfer described in Section 10.1 above shall be accompanied by a written statement setting forth the details of the proposed transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transfer (e.g., the term of and rent and security deposit payable under, any assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to (i) withhold consent, if reasonable; or (ii) grant consent to a transfer.

10.4 No Merger. No merger shall result from Tenant’s sublease of the Premises under this Article Ten, Tenant’s surrender of this Lease or the termination of this Lease in any either manner. In any such event, Landlord may terminate any or all subtenancies or succeed to the Interest of Tenant as sublandlord thereunder.

10.5 Involuntary Transfers. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord under the preceding sentence shall be held in trust for the benefit of Landlord and be promptly paid or delivered to Landlord. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall upon demand execute and deliver to Landlord an instrument confirming such assumption.

XI

DEFAULTS; REMEDIES

11.1 Covenants and Conditions. Time is of the essence in the performance of all covenants and conditions by both Landlord and Tenant.

11.2 Default by Tenant. Tenant shall be in material default under this Lease:

11.2.1 Abandonment. If Tenant abandons the Premises or if such abandonment of the Premises results in the cancellation of any insurance described in Article Seven; or

11.2.2 Failure to Pay. If Tenant fails to pay Rent or any other charge required to be paid by Tenant, as and when due, and Tenant has received written notice from Landlord as to such failure to pay and does not cure such default within five (5) days after notice, Such notice shall satisfy, and not be in addition to, the notice requirement in Section 791 of the California Civil Code; or

11.2.3 Failure to Perform. if Tenant fails to perform any of Tenant’s non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more time is required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30) day period and thereafter diligently pursues its completion, but in no event shall Tenant have longer than one hundred twenty (120) days to cure such default. However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease. The notice required by this Subsection is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement; or

11.2.4 Other Defaults. (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this Subsection 11.2.4 is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the rent (or any other consideration,) paid in connection with such assignment or sublease and the rent payable by Tenant hereunder.

11.3 Default by Landlord. Landlord shall be in material default under this Lease:

11.3.1 Monetary Default. If Landlord fails to perform any of Landlord’s monetary obligations under this Lease for a period of ten (10) days after written notice from Tenant; or

11.3.2 Non-Monetary. If Landlord fails to perform any of Landlord’s material non-monetary obligations under this Lease for a period of thirty (30) days after written, notice from Tenant; provided that if more time is required to complete such performance Landlord shall not be in default if Landlord commences such performance within the thirty (30) day period and thereafter diligently pursues its completion, but in no event shall Landlord have longer than one hundred twenty (120) days to cure such default.

11.4 Remedies. On the occurrence of any material default by Tenant, Landlord may, at any time thereafter with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have, pursue any of the following remedies:

11.4.1 Termination of Possession. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. In such event Landlord shall have the immediate right to re-enter and remove all persons and property and such property may be removed and stored in a public warehouse or elsewhere at the cost, and for the account, of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby; and Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the worth at the time of the award of all Basic Monthly Rent, Additional Rent and other charges which were earned or were payable at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Basic Monthly Rent, Additional Rent and other charges which would have been earned or were payable after termination until the time of the award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Basic Monthly Rent, Additional Rent and other charges which would have been payable for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses incurred by Landlord in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation or alteration of the Premises, Landlord’s reasonable attorneys’ fees incurred in connection therewith, and any real estate commissions or other such fees paid or payable. As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant shall have abandoned the Premises, Landlord shall have the option of (i) retaking possession of the Premises and recovering from Tenant the amount specified in this Subsection 11.4.1, or (ii) proceeding under Subsection 11.4.2; or

11.4.2 Maintenance of Possession. Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant shall have abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder; or

11.4.3 Other Remedies. Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises is located.

11.5 The Right to Relet the Premises. Should Landlord elect to re-enter, as herein provided, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, it may either terminate this Lease or it may from time without terminating this Lease, make such alterations and relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable; upon each such reletting all rentals received by the Landlord from such reletting shall be applied, first, to the repayment of any indebtedness other than Rent due hereunder from Tenant to landlord;

second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorneys’ fees and of costs of such alterations and repairs; third, to the payment of Rent due and unpaid hereunder, and the residue, if any, shall be held by Landlord and applied in payment, of future Rent as the same may became due and payable hereunder. If such rentals received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction.

11.6 Waiver of Rights of Redemption. Tenant hereby expressly waives any and all right of redemption, granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession, of the Premises, by reason of the violation by Tenant of any of the covenants or conditions of this Lease, or otherwise.

11.7 Cumulative Remedies. Landlord’s exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

11.8 No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. Efforts by Landlord to mitigate the damages caused by Tenant’s breach of this Lease shall not be construed to be a waiver of Landlord’s right to recover damages under this Section 11.8. Nothing in this Section 11.8 affects the right of Landlord to indemnification by Tenant in accordance with Section 7.2 for liability arising prior to the termination of this Lease for personal injuries or property damage.

XII

ESTOPPEL, CERTIFICATE, ATTORNMENT AHD SUBORDINATION

12.1 Subordination.

12.1.1 Landlord’s Election. Landlord shall have the right to require Tenant to subordinate this Lease to any other ground lease, deed of trust or mortgage encumbering the Premises, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded if the ground lessee, deed of trust beneficiary or mortgagee agrees that Tenant’s right to quiet possession of the Premises during the Lease Term and any Extension (as applicable) shall not be disturbed if Tenant pays the Rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

12.1.2 Execution of Documents. Tenant agrees to execute any documents required to effectuate such subordination or to make this Lease prior to the lien of any ground lease, mortgage or deed of trust, as the case may be, and failing to do so within ten (10) business days after written demand, does hereby make, constitute and irrevocably appoint Landlord as Tenant’s attorney-in-fact and in Tenant’s name, place and stead, to do so.

Modification for Lender. If, in connection with (i) obtaining any construction, interim or permanent financing, or (ii) any sale of the Premises or the Real Property or any portion thereof, the lender, purchaser or ground lessor shall request reasonable modifications to this Lease as a condition to such sale, financing or refinancing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not materially increase the obligations of Tenant hereunder or materially adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

12.2 Attornment. If Landlord’s interest in the Premises is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession, of the Premises upon the transfer of Landlord’s interest.

12.2.1 Non-Disturbance. Tenant’s obligation to subordinate its interest under this Lease and to attorn to and become the tenant of a successor-in-interest to Landlord as described in Section 12.2 above shall be conditioned upon the receipt of Tenant of a written agreement executed by said successor stating that Tenant’s interest in the Premises under this Lease shall not be interrupted or terminated due to such foreclosure or conveyance in lieu thereof as long as Tenant is not in default under this Lease. Landlord shall deliver to Tenant a non-disturbance agreement in form acceptable, to Tenant; executed by the mortgagee beneficiary, or ground lesser, as the case may be, whose ground lease, deed of trust or mortgage (i) now encumbers the Premises, within sixty (60) days of the date hereof, or (ii) hereafter encumbers the Premises if such mortgagee, beneficiary or ground lessor requires that the Lease be subordinate to its mortgage, deed of trust or ground lease, simultaneously with recordation of the ground lease, mortgage or deed of trust encumbering the Premises.

12.3 Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination. If Tenant fails to do so within ten (10) business days after written request. Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord; the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

12.4 Estoppel Certificates.

12.4.1 Landlord’s Request. Upon Landlord’s written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying if true (or if not, stating why): (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Basic Monthly Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why); and (v) such other reasonable statements as may be required by Landlord or any prospective purchasers or encumbrancers including, if required, a specific description of the use being made of the Premises. Tenant shall deliver such statement to Landlord within ten (10) business days after Landlord’s request. Any such statement by Tenant may be given by Landlord to any prospective purchaser or encumbrancer of the Premises. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

12.4.2 Failure to Deliver. If Tenant does not deliver such statement to Landlord within such ten (10) business day period, Landlord and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of the Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been cancelled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Basic Monthly Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under the Lease.

12.5 Tenant’s Financial Condition. Within ten (10) business days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, and/or any assignee or subtenant of Tenant. In addition, Tenant shall deliver to Landlord and/or any lender or prospective purchaser of the Premises designated by Landlord, any financial statements reasonably required by such lender or purchaser to facilitate the sale, financing or refinancing of the Premises. Tenant represents and warrants to Landlord that each such financial statement is a true, accurate and complete statement as of the date of such statement. All statements shall be confidential and shall be used only for the purpose set forth herein.

XIII

LIABILITY

13.1 Landlord’s Liability.

13.1.1 Landlord. As used in this Lease, the term “Landlord” means only the current owner or owners of the Real Property at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such interest or title. Any Landlord who transfers its title or interest is relieved of all liability with respect to the obligations of Landlord under this Lease to be performed on or after the date of transfer. However, each Landlord shall deliver to its transferee all funds previously paid by Tenant if such funds have not yet been applied under the terms of this Lease.

13.1.2 Transfers. Tenant acknowledges that Landlord intends to transfer the Real Property and all the rights and obligations associated therewith, including, without limitation, this Lease, to a limited partnership in which Lankford & Associates Inc. is the general partner (“Limited Partnership”) (the “Transfer”). Tenant consents to the Transfer.

13.1.3 Written Notice. Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been, furnished to Tenant in writing. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) fails to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance reasonably requires more than thirty (30) days to cure, Landlord shall not be in default if such cure is commenced within such thirty (30) day period and is thereafter diligently pursued to completion.

13.2 Tenant’s Liability. Notwithstanding anything to the contrary contained herein, the officers and/or directors of Tenant shall not be personally liable for Tenant’s obligations under this Lease and shall not be sued or named as a party in any suit or action related to Tenant’s obligations under this Lease (except as may be necessary to secure jurisdiction of Tenant).

XIV

LEGAL COSTS

14.1 Legal Proceedings.

14.1.1 Costs. Tenant shall reimburse Landlord, upon demand, for any costs or expenses incurred by Landlord in connection with any breach or default of Tenant under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys’ fees and costs. Such attorneys’ fees and costs shall be paid by the losing party in such action.

14.1.2 Indemnification. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (i) instituted by Tenant, or by any third party against Tenant (except if the claim against Tenant arises solely out of acts of Landlord), or by or against any person holding any interest under or using the Premises by license of or lease with Tenant, (ii) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person, (iii) otherwise arising out of or resulting from any act or transaction of Tenant or such other person, or (iv) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceedings, or other proceeding under Title 11 of the United States Code, as amended. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action. Notwithstanding anything to the contrary contained in this Section 14.1.2, the foregoing indemnity shall not apply to any cost, expenses, demands or liabilities incurred by Landlord and Tenant in which Tenant is the prevailing party.

XV

OPTION TO LEASE

15.1 Option to Lease. Landlord currently has the option to purchase the real property located in the City of San Diego, County of San Diego, State of California, more particularly described as Lots 18 and 20 of Subdivision Map No. 12485 filed in the Office of the County Recorder of San Diego County on July 23, 1991, and now known as Parcels 5 and 4, respectively, of the Parcel Map defined in Section 1.4.1 above (“Option Property”), from Chevron, under the terms of two separate certain Option Agreements (one as to Parcel 5/Lot 18, and one as to Parcel 4/Lot 20) between Chevron, as optionor, and Landlord, as optionee, each dated as of December 23, 1994.

15.2 Grant of Option. Tenant shall have the option to lease (“Lease Option”) all or a portion of the Option Property on substantially the same terms and conditions of the Lease including, without limitation, (i) the rental rate per gross square foot of building area in effect under the Lease as of the commencement date of the Lease Option (provide, however, that the rental rate shall be adjusted upward after giving appropriate consideration to the economic variables effecting rent, including, for example, the prevailing interest rate at the time of exercise of the Lease Option, and the prevailing purchase price under the Option Agreements) (ii) Landlord’s obligation to construct the Building Shell and Landlord’s Improvements on the Option Property at Landlord’s sole cost and expense (in accordance with the Work Letter), and (iii) Landlord’s obligation to construct the Tenant Improvements and provide the Tenant Improvement Allowance (in accordance with the formula described in the Work Letter).

15.3 Exercise of Option. Tenant may elect to exercise the Lease Option by delivering to Landlord written notice of its exercise of the Lease Option (“Notice of Exercise”) on or before October 15, 1997. As a condition of the effectiveness of the Notice of Exercise, Tenant shall, no later than August 15, 1997, deliver a written notice to Landlord of Tenant’s intention, to exercise the Lease Option (“Notice of Intent”). The Notice of Intent shall set forth the amount of gross square feet of the Option Property that Tenant intends to lease (“Additional Premises”) the proposed configuration of the buildings and other improvements to be constructed on the Additional Premises, and the outside date by when the Additional Premises, with the improvements substantially completed thereon, must be delivered to Tenant for occupancy (“additional Premises Delivery Date”). Within ten (10) days after Landlord’s receipt of the Notice of Intent, Landlord and Tenant shall meet in a good faith effort to negotiate and execute within thirty (30) days thereafter a letter of intent (“Letter of Intent”) containing all of the material terms and conditions of a lease for the Additional Premises (“Additional Premises Lease”) including, without limitation, the rental rate for the Additional Premises, the configuration of the Additional Premises, and the Additional Premises Delivery Date. Thereafter, Tenant may, but is not obligated to, in its sole and absolute discretion, deliver its Notice of Exercise to Landlord as described above.

15.4 Landlord’s Purchase. If Tenant delivers the Notice of Exercise as described in Section 15.2 above, Landlord shall exercise its option to purchase all or a portion of the Option Property, as the case may be, from Chevron such that Landlord is able to deliver the Additional Premises to Tenant with the improvements thereon substantially completed on or before the Additional Premises Delivery Date, or such other date mutually agreed to in writing by Landlord and Tenant.

15.5 Additional Premises Lease. If Tenant delivers the Notice of Exercise, Landlord and Tenant shall, within sixty (60) days after execution of the Letter of Intent, execute and deliver to each other the Additional Premises Lease which shall reflect the terms and conditions of the Letter of Intent. In addition, the Additional Premises Lease shall contain substantially the same terms and conditions as provided in this Lease, including without limitation, the representations and warranties as to environmenta1 matters. If Tenant fails to timely deliver the Notice of Exercise, Landlord shall have the right to lease the Option Property to another party.

15.6 Memorandum of Option and Option Assignment. Concurrently with the execution of this Lease, the parties shall execute and acknowledge, in recordable form a Memorandum of Lease Option in the form attached hereto as Exhibit “F”. Landlord shall use its best efforts to have Chevron execute the Assignment of Option and Consent to Assignment (the “Option Assignment”) covering Landlord’s option to purchase from Chevron, in the form attached hereto as Exhibit “G” within sixty (60) days of the Effective Date. Landlord and Tenant shall execute the Option Assignment after Chevron executes the same. Tenant shall, at its option, immediately thereafter cause the Memorandum and the Option Assignment to be recorded in the Official Records of San Diego County at Tenant’s sole cost and expense.

XVI

RIGHT OF FIRST REFUSAL TO PURCHASE

16.1 Right of First Refusal. If at any time after the Transfer (defined in Section 13.1.2), a bona fide offer for the purchase of the Real Property is made to Landlord, which offer Landlord in good faith intends to accept, then, provided Tenant is not then in default hereunder, landlord shall send Tenant notice

(“Transfer Notice”) of such offer. The Transfer Notice shall state the price, terms and conditions of the proposed transaction, and the identity of the proposed purchaser.

16.2 Effect of Transfer Notice. Delivery of the Transfer Notice to Tenant shall be deemed to be an offer by Landlord to sell the Real Property to Tenant. The offer contained in the Transfer Notice may be accepted within five (5) working days following the date of delivery of the Transfer Notice to Tenant (“Offer Period”) and may not be withdrawn by Landlord within the Offer period. Pursuant to the offer, Tenant shall have the right to purchase the Real Property on the terms and conditions stated in the Transfer Notice.

16.3 Acceptance of Offer. On or before the last day of the Offer Period, Tenant shall deliver to Landlord notice of its acceptance or rejection of the offer. Delivery of a notice of acceptance to Landlord by Tenant shall create a binding contract between Landlord and Tenant, Tenant’s failure to timely deliver such notice shall be deemed a rejection of Landlord’s offer.

16.4 Closing. The closing of the transfer of the Real Property from Landlord to Tenant shall be at such time and place as may be agreed to in writing by Landlord and Tenant. If Landlord and Tenant are not able to agree, the closing shall occur offices of Landlord at 10:00 a.m. on the sixtieth (60th) business day following the expiration of the Offer Period or such later date as set forth in the Transfer Notice. At the closing, Landlord shall deliver to Tenant all documents reasonably requested by Tenant to evidence transfer of the Real Property, and Tenant shall deliver to Landlord cash (or certified or cashier’s check for the amount of the cash consideration) and any promissory notes to be paid by Tenant for the Real Property. Landlord and Tenant each shall execute and deliver such other documents as may reasonably be requested by the other in connection with the transaction contemplated by this Article XVI.

16.5 Release of Real Property. In the event that Tenant shall not elect to purchase the Real Property pursuant to the provisions of Section 16.1 through 16.3 above, Landlord may sell the Real Property to the proposed transferee on the terms and conditions contained in the Transfer Notice. During the period commencing with substantial completion of the Phase II Premises and ending on the third anniversary thereof (the “Ongoing Rights Period”), if such transfer is not consummated, the provisions of Sections 16.1 through 16.3 shall again apply to any proposed sale of the Real Property. After the Ongoing Rights Period, once Landlord has delivered a Transfer Notice, then if Tenant shall not elect to purchase the Real Property pursuant to this Article XVI, then Tenant’s rights under this Article XVI shall terminate. If Tenant exercises its rights hereunder and delivers a notice of acceptance but fails to complete the purchase of the Real Property solely due to Tenant’s default, then Tenant’s rights under this Article XVI shall terminate.

16.6 Failure to Sell. During the Ongoing Rights Period, If Landlord fails to sell the Real Property within six (6) months after having delivered the Transfer Notice to Tenant, then, prior to any sale thereof, Landlord shall once again notify Tenant of any bona fide offer to purchase the Real Property and the aforesaid procedure shall be repeated.

16.7 Landlord’s Successors. Upon any sale of the Real Property as provided herein, the rights of Tenant under this Article shall continue as restricted herein so that any Landlord shall be bound hereby; that is, so long as such sale has occurred during the Ongoing Rights Period. Upon any transfer of the Real Property by trustee’s sale, judicial foreclosure, or deed in lieu thereof, Tenant’s rights under this Section 16 shall terminate.

XVII

RIGHT OF FIRST OFFER TO PURCHASE

17.1 Landlord’s Offer. If at any time during the Lease Term, Landlord shall desire to sell the Real Property, then, provided that Depotech Corporation shall be the Tenant hereunder and provided Tenant is not then in default hereunder, Landlord shall offer (“Landlord’s Offer”) to sell the Real Property to Tenant prior to offering the same to any other individual or entity other than a subsidiary or affiliate of Landlord. Landlord’s Offer shall be in writing and shall set forth the terms and conditions upon which the Real Property is to be sold. The foregoing notwithstanding if Landlord notifies Tenant that Landlord intends to sell the Real Property as provided in this Section 17.1 and Tenant does not express the desire to purchase the Real Property by written notice within ten (10) days of Landlord’s notice, in accordance with the terms hereof, Tenant shall not have the right of first refusal provided in Article XVI on any subsequent offer resulting from Landlord’s desire to sell the Real Property within a nine (9) month period following Tenant’s receipt of Landlord’s Offer except as provided in Section 17.4 below.

17.2 Letter of Intent. Within thirty (30) days after delivery by Landlord to Tenant of Landlord’s Offer, if Tenant desires to purchase the Real Property in accordance with the terms of Landlord’s Offer, Landlord and Tenant shall endeavor in good faith to draft, execute and deliver to each other a mutually satisfactory letter (“Letter of Intent”) setting forth Tenant’s intention to purchase the Real Property.

17.3 Termination of Right. If (i) the Letter of Intent is not drafted, executed and delivered as aforesaid, or (ii) the Letter of Intent is drafted, executed and delivered as aforesaid, but a contract of sale for the Real Property which is mutually satisfactory to both Landlord and Tenant, is not executed and delivered (together with any payment required to be made thereunder by Tenant to Landlord) to each other within thirty (30) days after execution and delivery of the Letter of Intent, or (iii) Tenant advises Landlord that it does not desire to purchase the Real Property, then Landlord shall be free to sell the Real Property to any other individual or entity, except as provided herein.

17.4 Offer to Tenant. If, after the occurrence of any of the events set forth in clauses (i), (ii), or (iii) of Section 17.3 above, Landlord proposes to sell the Real Property for a purchase price less than ninety-five percent (95%) of the purchase price set forth in Landlord’s Offer, then, subject to the provisions of Section 17.5 hereof, Landlord shall deliver to Tenant any letter of intent or contract proposed to be entered into by Landlord with any such prospective purchaser, and Tenant shall thereupon have ten (10) days in which to agree to purchase the Real Property on the terms and conditions of any such letter of intent or contract and consummate the sale of the Real Property in accordance with the terms thereof.

17.5 Failure to Sell. If Landlord fails to sell the Real Property within nine (9) months after having delivered Landlord’s Offer to Tenants then, prior to any sale thereof, Landlord shall once again offer the Real Property to Tenant and the aforesaid procedure shall be repeated.

17.6 Landlord’s Successors. Upon any sale of the Real Property as provided herein, the rights of Tenant under this Article shall continue as restricted herein, so that any Landlord hereunder shall be bound hereby; provided, however, that Tenant’s rights under this Section 17 shall automatically terminate upon any trustee’s sale, judicial foreclosure, or deed in lieu thereof.

XVIII

MISCELLANEOUS PROVISIONS

18.1 Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

18.2 Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease, whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. In any provision relating to the conduct, acts or omissions of Tenant, the terms “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission.

18.3 Incorporation of Prior Leases; Modifications. This Lease is the only lease between the parties pertaining to the lease of the Premises and no other Leases are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

18.4 Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.3 above, except that upon Tenant’s caking possession of the Premises, the Premises shall be Tenant’s address for notice purposes. Notices to Landlord shall be delivered to the address specified in Section 1.2 above. All notices shall be effective upon personal delivery or three (3) days after deposit in the U.S. Mail, certified. Either party may change its notice address upon written notice to the other party.

18.5 Waivers. All waivers must be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any ether provision of this Lease in the future. No statement on a payment check frown Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound to the conditions of such statement.

18.6 No Recordation. Tenant shall not record this Lease without prior written consent from Landlord. However, Tenant may require that a memorandum of this Lease in the form of Exhibit “G” be executed by both parties and recorded.

18.7 Binding Effect; Choice of Law. This Lease binds any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state of California shall govern this Lease.

18.8 Corporation Authority; Partnership Authority. If Tenant is a corporation, each, person signing this Lease en behalf of Tenant represents and warrants that he has full authority to do so and that this Lease binds the corporation. Upon execution of this Lease, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership, each person signing this Lease for Tenant represents and warrants that he is a general partner of the partnership, that he has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership. Tenant shall give written notice to Landlord of any general partner’s withdrawal or addition. Within five (5) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership.

18.9 Force Majeure. If Landlord cannot perform any of its obligations due to events beyond Landlord’s control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. If Tenant cannot perform any of its non-monetary obligations due to events beyond Tenant’s control, the time provided for performing such obligations shall be extended for a period of time equal to the duration of such events, provided that Tenant gives notice of the occurrence of such events within ten (10) days of the date upon which Tenant has or reasonably should have had notice of such an event. Events beyond a party’s control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

18.10 No Option. The submission of this Lease for examination does not constitute a reservation, of or option to lease the Premises and this Lease becomes effective only upon execution and delivery thereof by Landlord and Tenant.

18.11 Standards of Measurement. Any reference in this Lease to “rentable square feet” shall mean and refer to the standards for measurement promulgated by the Building Office Management Association (“BOMA”).

18.12 Time of the Essence. Time is of the essence in each and every term and provision in this Lease.

[SIGNATURES ON THE FOLLOWING PAGE]

[SIGNATURE PAGE TO

TORREY PINES SCIENCE CENTER

Industrial Real Estate Lease]

LANDLORD:

LANKFORD & ASSOCIATES, INC. a Colorado corporation

By:	/s/ (illegible)
	Its:	(illegible) /CEO

Signed on Dec. 8, 1994

at San Diego.

TENANT:

DEPOTECH CORPORATION, a California corporation

By:	/s/ (illegible)
	Its	Pres/CEO

Signed on Dec. 8, 1994

at San Diego.

# PARCEL MAP NO. 17448

SHEET 2 OF 2 SHEE

LEGEND
BASIS OF BEARINGS
TORREY PINES SCIENCE CENTER
UNIT NO. 1
MAP NO. 12845
LOT "B"
SCIENCE CENTER DRIVE
PARCEL 1
PARCEL 2
PARCEL 3
PARCEL 4
PARCEL 5
TORREY PINES SCIENCE CENTER
UNIT NO. 2
MAP NO. 12845
LOT 31
LOT "C"
TORREY PINES SCIENCE CENTER
UNIT NO. 2 MAP NO. 12845
LOT 31
EASEMENT NOTE
MONUMENT NOTE
100 50 0 100 200
GRAPHIC SCALE: 1" = 100'
RICK ENGINEERING COMPANY
PROJECT NUMBER

EXHIBIT “B”

Confirmation of Gross Area

This Confirmation of Gross Area is made by and between the Landlord and Tenant named below, who agree as follows:

1. Landlord and Tenant entered into an Industrial Real Estate Lease dated December             , 1994, in which Tenant agreed to lease from Landlord and Landlord agreed to lease to Tenant the premises described in Section 1.5 of the Lease (the “Premises”).

2. Pursuant to Section 1.5.1 of the Lease, the parties hereby confirm that the Gross Area of Phase I/Phase II of the Premises is             square feet.

3. Tenant confirms that it has accepted possession of Phase I/Phase II of the Premises and the Lease is in full force and effect.

LANDLORD:

LANKFORD & ASSOCIATES, INC. a Colorado corporation

By:
Its:

Signed on             , 199

at                     .

TENANT:

DEPOTECH CORPORATION, a California corporation

By:
Its:

Signed on             , 199

at                     .

EXHIBIT “C”

WORK LETTERS AGREEMENT

Simultaneously with execution of this Work Letter Agreement (“Agreement”), the parties hereto, LANKFORD & ASSOCIATES, INC., a Colorado corporation, as “Landlord,” and DEPOTECH CORPORATION, a California corporation, as “Tenant,” are entering into that certain Torrey Pines Science Center Industrial Real Estate Lease (hereinafter called the “Lease”) to which this Agreement is attached. The purpose of this Agreement is to delineate the responsibilities of the Landlord and Tenant with respect to the design and construction of the Premises. Except as otherwise provided herein, the capitalized terms used in this Agreement shall have the same meaning as given to them in the Lease.

1. Construction of Building Shell and Other Improvements by Landlord. Landlord, at Landlord’s sole cost and expense, and not as part of the Tenant Improvement Allowance (as defined below) , shall:

1.1 Construct or cause to be constructed on the Real Property, a building shell consisting of a slab, exterior walls, roof and plumbing rough-ins (“Building Shell”). The Building Shell shall be precast concrete panels on a structural steel frame designed for one hundred (100) pounds per square foot floor live load;

1.2 Construct or cause to be constructed on the Real Property, service pads exterior to the Building Shell to be utilized for cryogenic tanks, DI water systems, trash enclosures, Hazardous Materials staging, HVAC equipment enclosures and other related services (collectively, “Peripheral Pads”);

1.3 Construct or cause to be constructed within the Building Shell the following improvements; (i) a fire sprinkler system and loop adaptable for the ceiling drops, (ii) a passenger/freight elevator, and (iii) two (2) dock high loading areas offering convenient access for truck delivery;

1.4 Construct or cause to be constructed all improvements and perform all work on and off the Real Property required under the Declaration;

1.5 Construct or cause to be constructed a one hundred three (103) car parking structure and a surface parking lot consisting of one hundred thirty-two (132) parking spaces (collectively, “Parking Structures”);

1.6 Provide and install all landscaping within the Real Property;

1.7 Provide and install (a) stubouts for natural gas and plumbing to within five (5) feet of the exterior of the Building at final connection points reasonably agreed to by Landlord and Tenant, and (b) telephone conduits to the central telephone room in the interior of the Building; and

1.8 Provide and install electrical capacity to the Premises of up to four thousand (4,000) amps, and install and connect said electrical capacity to main service disconnect in-house switch gear, including four hundred eighty (480) volt three (3) phase electrical service, in Tenant’s central electrical room in the location shown on the Plans (as hereinafter defined).

The work described in Sections 1.2 - 1.8 above is hereinafter collectively referred to as “Landlord’s Work”.

2. Shell Plans. Landlord shall contract with an architect reasonably approved by Tenant (“Landlord’s Architect”) for preparation of the plans and specifications for the construction of the Building Shell and Landlord’s Work. As noted in Section 1.5 of the Lease, Landlord and Tenant have mutually approved the preliminary plans and specifications for the construction of the Building Shell and Landlord’s Work prepared by Davis Architects, dated November 21, 1994, which are referred to herein as the Preliminary Shell Plans._Landlord shall deliver to Tenant the final detailed working drawings and specifications (the “Final Drawings”) for Landlord’s Work and the Building Shell by December 21, 1994. On or before December 27, 1994, Tenant shall deliver notice of approval or reasonable disapproval of the Final Drawings to Landlord. If Tenant disapproves such Final Drawings, Tenant shall specify the reasons for its disapproval. Thereafter, the parties shall meet on or before December 30, 1994, in an effort to reach an agreement on the Final Drawings. The Preliminary Shell Plans and Final Drawings are hereinafter referred to as the “Shell Plans.”

3. Tenant Improvements. All work to be performed pursuant to the Final Plans described in Section 5 below shall be referred to as the “Tenant Improvements.” The Tenant Improvements shall be completed by Landlord, at Landlord’s sole cost and expense, subject to Tenants obligation to pay all amounts in excess of the Tenant Improvements Allowance described in Section 8 below in accordance with the terms and conditions of this Agreement and the Tenant’s Plans described below.

4. Tenant Preliminary Plans. Tenant shall contract with an architect reasonably approved by Landlord (“Tenant’s Architect”) for preparation of the space planning, architectural and engineering drawings, and plans and specifications for the construction of the Tenant Improvements. Tenant shall also contract with a “process engineer” reasonably approved by Landlord (“Engineer”) for preparation of the plans for Tenant’s manufacturing component of the Tenant Improvements. Tenant shall cause Tenant’s Architect to develop general space plans showing Tenant’s proposed layout for the Building. As noted in Section 1.5 of the Lease, all of the plans, drawings and specifications referenced in the foregoing sentence have been mutually approved by Landlord and Tenant as evidenced in chose plans prepared by Ehrlich Rominger dated November 23, 1994, and are referred to as the “Preliminary Plans”.

5. Final Plans. Tenant shall submit to Landlord for its review and approval complete detailed marking drawings and specifications for the Tenant Improvements prepared or caused to be prepared by Tenant’s Architect and/or Engineer by January 25, 1995, for the Phase I Premises and by May 15, 1995 for the Phase II Premises, which shall reflect partitions, doors, electrical and telephone outlets, light fixture locations, wall finishes, cabinet and other carpentry work, floor and ceiling coverings and any ether requirements of Tenant with respect to the interior improvements to the Building, and shall include a list of additions to, or alterations of the Building which Tenant wishes to remove upon the termination of the Lease (the “Final Plans”). The Final Plans shall be designated as “Final Plans” and initialed by Tenant. The Preliminary Plans and Final Plans are sometimes collectively referred to herein as “Tenant’s Plans.” Landlord acknowledges that Tenant shall phase the construction of the Tenant Improvements (in two (2) phases only, one for the Phase I Premises and one for the Phase II Premises), and that Tenant shall submit Preliminary Plans and Final Plans for each phase, Landlord shall deliver to Tenant written notice either approving or reasonably disapproving the Final Plans on or before January 30, 1995 for the Phase I Premises and by May 19, 1995 for the Phase II Premises. If Landlord disapproves of such Final Plans, Landlord shall specify the reasons for its disapproval. Thereafter, the parties shall meet on or before February 2, 1995 for the Phase I Premises and on or before May 24, 1995 for the Phase II Premises in an effort to reach an agreement on the Final Plans.

6. Project Schedule. Schedule 1 attached hereto and made a part hereof is a schedule of certain dates and time frames relating to construction and development of the Premises, including the dates set forth in this Work Letter for Landlord’s and Tenant’s respective obligations concerning construction of the Premises (“the “Project Schedule”). The purpose of the Project Schedule is to evidence the parties intention to be obligated to pursue and complete construction of the Premises in accordance with said schedule.

7.	Landlord’s Construction.

7.1 Landlord shall furnish all labor and materials to construct and complete in a good, expeditious and workmanlike manner to the reasonable satisfaction and approval of Tenant the work described in the Shell Plans (“Landlord’s Improvements”) and in Tenant’s Plans (“Tenant Improvements”) (Landlord’s Improvements and Tenant Improvements are referred to herein collectively as the “Improvements”). Landlord will enter into a cost plus/guaranteed maximum price contract consistent with the parties determination of Final Cost in accordance with Section 8.1 below, with a general contractor reasonably approved by Tenant (the “Contractor”) as the general contractor for the construction, of the Improvements. Tenant hereby consents to Hensel Phelps Construction Company as the Contractor. Following execution of the construction contract with the Contractor, Landlord shall cause the Contractor to file with the appropriate departments of all governmental authorities with jurisdiction over the Real Property, the Shell Plans and Tenant’s Plans (collectively, the “Plans”) and to submit such other information and materials as may be required by such governmental authorities for their approval of the Improvements. Upon, receipt of all necessary governmental approvals for the construction of Improvements, Landlord shall cause the Contractor to commence and diligently proceed with the construction of the Improvements in accordance with the Plans and all applicable governmental laws, regulations and requirements. Landlord and Tenant will meet on at least a weekly basis to discuss the progress of the Improvements. Tenant’s Architect shall have access to the Premises during construction of Improvements at all times during normal business hours for purposes of inspection. Landlord also agrees that Tenant shall be granted periodic access for the purpose of inspecting construction progress. In connection with such periodic access, Tenant agrees that, to the extent permitted by law, Landlord and its principals shall not be liable in any way for injury or death to any person or persons or loss or damage to property located in the Premises. Tenant expressly agrees that none of its agents, contractors, workmen, mechanics, suppliers or invitees shall enter the Premises prior to the Commencement Date unless and until each of them shall furnish to Landlord reasonably satisfactory evidence of insurance coverage, financial responsibility and other appropriate information.

7.2 Landlord shall use its best efforts to substantially complete the Improvements as expeditiously as possible. The parties agree that the Building Shell, Landlord’s Work and the Tenant Improvements for the Phase I Premises shall be substantially complete by August 1, 1995, and the Tenant Improvements for the Phase II Premises shall be substantially complete by March 1, 1996.

7.3 If at any time prior to issuance of a certificate of occupancy or similar entitlement for use of the Premises, Tenant shall determine that the Improvements are not being constructed substantially in accordance with the Plans, Tenant may deliver written notice to Landlord specifying in detail the particular deficiency, omission, or other manner in which construction has not been substantially completed in accordance with the Plans. Upon receipt of any such notice, Landlord shall notify Tenant if it disagrees with Tenant’s determination and if so the parties shall meet within two (2) days in a good faith effort to resolve the disagreement. If Landlord and Tenant cannot come to an agreement the dispute will be determined by arbitration, conducted under the rules of the American Arbitration Association. If Landlord does not disagree with Tenant or the above meeting results in resolution of the disagreement, Landlord shall take all steps necessary at Landlord’s sole cost and expense to correct any deficiencies, omissions or defects.

7.4 Upon substantial completion of the Improvements (or the two phases of Tenant Improvements thereof), Tenant shall conduct a “walk through” with Landlord in order to ascertain if such Improvements comply with the Plans and this Agreement. If Tenant reasonably determines that the Improvements do not comply with the Plans and this Agreement, then a “punch list” will be prepared by Tenant indicating such deviations, and Landlord shall correct at its sole cost those items noted on the punch list which are not in compliance with the Plans and this Agreement. Landlord shall complete (“final completion” or finally complete) the finishing details of construction and the punch list items for the Improvements according to the Plans and this Agreement within thirty (30) days after substantial completion of Landlord’s Improvements and the Tenant Improvements for Phase I, and within forty-five (45) days after substantial completion of the Phase II Tenant Improvements. If Tenant and Landlord cannot agree upon whether or not the items of the punch list reflect compliance or noncompliance with the Plans and this Agreement; then the compliance or noncompliance of the Improvements shall be determined by a neutral arbitrator who shall be an architect in accordance with the Commercial Rules of the American Arbitration Association.

7.5 If Landlord shall be delayed in substantially completing the Improvements, and such delay shall be caused by, or result from any of the following (“Tenant’s Delays”);

1.	any Tenant requested change to the approved Plans to the extent any delay is not caused by Landlord’s failure to act upon or process any such request in a reasonably diligent manner. Landlord’s failure to adhere to applicable law in existence at the time of entering into this Lease or Landlord’s defective work;

2.	any errors or omissions in the Tenant’s Plans;

3.	Tenant’s failure to adhere to the dates for delivery, response or other actions as set forth in this Work Letter; and

4.	Tenant’s failure to provide in a timely fashion the long-lead items integral to Landlord’s performance of the construction contemplated by Tenant’s Plans, for which Tenant bears responsibility for ordering and/or supplying the same, including, for example, Tenant’s equipment that is being installed by Landlord, then the Commencement Date shall be deemed to be the date upon which the Commencement Date would have occurred but for such Tenant’s Delay, and the dates for substantial completion of the two phases of Tenant Improvements set forth in Section 7.2 hereof, shall be extended one day for each day of Delay caused by Tenant’s Delays. The parties hereby agree that the foregoing adjustments as to the Commencement Date and the dates for substantial completion shall only be made to the extent that any of the foregoing Tenant’s Delays shall actually delay completion of the Premises in accordance with, the Project Schedule on a net basis. That is, for example, if an error in the Tenant’s Plans does not delay Landlord’s progress, or if such error does delay progress but such delay is recouped by earlier completion on another aspect of the Project, then the adjustments to the Commencement Date and the dates for substantial completion shall be unnecessary. If the parties are unable to agree on whether or not the Tenant’s Delay resulted in an actual delay of the anticipated Commencement Date, then the matter shall be resolved by neutral arbitrator in accordance with Section 7.4 above.

7.6 Landlord covenants to comply with all terms of any financing obtained to pay for the Landlord’s Improvements (provided that Tenant performs all obligations hereunder necessary for Landlord to comply with such financing) and to service all debt associated therewith.

8. Landlord’s Contribution to the Tenant Improvements Costs.

8.1 Tenant Improvement Allowance. Landlord and Tenant reasonably anticipate that the total cost of the Tenant Improvements will not exceed Nine Million One Hundred Thousand and No/100 Dollars ($9,100,000). The parties acknowledge that such figure is an estimate only. Within ten (10) business days after the parties’ agreement as to the form of the drawings, plans and specifications, which shall constitute the Final Plans, Landlord shall prepare an analysis in its sole judgment of the cost of construction of the Tenant Improvements according to the Final Plans, including payment of a fee to the Contractor (the “Final Cost”). Within three (3) business days after receipt of the statement of Final Cost, Tenant shall deliver to Landlord written notice of approval or disapproval of the same; however, if Tenant requires additional information regarding the Final Cost, Landlord shall promptly supply same and Tenant shall have a reasonable additional time period, not to exceed an additional two (2) business days to either approve or disapprove the Final Cost. If Tenant disapproves such Final Cost, Tenant shall specify the reasons for its disapproval. Thereafter, the parties shall meet on or before two (2) business days after Tenant’s notice of disapproval, in an effort to reach an agreement on the Final Cost. If the parties are unable to agree on the Final Cost, then Landlord’s sole obligation shall be to provide the Landlord’s Improvements and the Tenant Improvement Allowance specified below. Landlord shall provide Tenant with a sum equal to EIGHTY-NINE AND 64/100 DOLLARS ($89.64) per gross square foot of the Building, but not to exceed SEVEN MILLION THREE HUNDRED EIGHTY-FIVE THOUSAND TWO HUNDRED TWENTY-FIVE AND NO/100 DOLLARS ($7,385,225) for the Tenant Improvements (“Tenant Improvement Allowance”). The Tenant Improvement Allowance shall be used by Tenant to pay all Tenant Improvement costs including, but not limited to, fees payable to the the Contractor (as defined below), and all costs and expenses incurred in planning, preparing, constructing and installing the Tenant Improvements, including permits, fees, utility meters, and fees and costs paid to the Tenant’s Architect and Engineer (collectively, “Tenant Improvement Costs”). Tenant shall pay any excess Tenant Improvement Costs over the Tenant Improvement Allowance (“Tenant’s Share”), as follows: eighty-five percent (85%) of Tenant’s Share shall be payable on or before January 1, 1996, and the remaining fifteen percent (15%) upon completion of the punch-list items for the Phase II Premises.

8.2 Tenant shall provide Landlord, on January 15, 1995, and on or before the first day of each, month thereafter, commencing February 1, 1995, and continuing until the later of (i) January 1, 1996, or (ii) that date on which the first 85% of Tenant’s Share has been paid as provided in Section 8.1 above, documentation (the “Cash Evidence”) reasonably satisfactory to Landlord evidencing Tenant’s cash, (meaning cash on deposit at its depository institution) of not less than Five Million and No/100 Dollars ($5,000,000) (the “Cash Threshhold”) . Should Tenant’s Cash Evidence for any one month indicate a value less than the Cash Threshhold, then Tenant shall, within three (3) business days following written demand therefore by Landlord, deposit with Landlord, at Tenant’s sole cost and expense, an irrevocable, unconditional letter of credit issued by an institution reasonably satisfactory to landlord, in favor of Landlord (the “Letter of Credit”) in the amount of One Million and No/100 Dollars ($1,000,000), and valid for a period of one (1) year, but having an automatic renewal. The form of sight draft to be utilized by Landlord in connection with the Letter of Credit shall be subject to the approval of Landlord, which shall not be unreasonably withheld. Upon Tenant’s failure to deliver all or any portion of Tenant’s Share as and when provided in Section 8.1 above, Landlord shall be entitled to unconditionally draw upon the Letter of Credit up to the full stated amount thereof and apply the proceeds of such draw to the obligations for Tenant’s Share provided in Section 8.1 above, and the remainder, if any, to Landlord’s actual out of pocket costs and expenses and any ether damages or penalties incurred as a result of Tenant’s failure to so pay Tenant’s Share. If at any time following delivery of the Letter of Credit Tenant’s monthly Cash Evidence evidences an amount equal to or greater than the Cash Threshhold, then Tenant shall be entitled to request, by written notice to Landlord, the surrender of the Letter of Credit; provided, however, that any such surrender shall not waive, diminish or abrogate Landlord’s right to require delivery of the Letter of Credit at any future time at which the Cash Evidence shall again evidence less than the Cash Threshhold.

9. Changes or Additions to the Plans.

9.1 Any changes to the Plans desired by Tenant subsequent to the approval of the Plans by both parties shall be requested of Landlord in writing by Tenant. Provided such changes are generally harmonious with the Plans and are in conformance with governmental regulations and requirements, Landlord agrees to use commercially reasonable efforts to incorporate plan changes requested in writing by Tenant and to notify Tenant immediately of any cost increase or potential delay caused by such changes. Tenant shall be responsible for any increase in cost due to Tenant’s requested changes. If the proposed changes will increase the cost of the Improvements, Landlord shall notify Tenant of any such increase and Tenant may choose to cancel its requested changes. Any delay in substantial completion of the Improvements resulting from material changes requested by Tenant shall, to the extent such delay is not caused by Landlord’s failure to act upon or process any such request in a reasonably diligent manner, automatically extend on a per day basis the completion and delivery deadline described in Section 7.2 hereof, and the Commencement Date shall remain as that date which would otherwise have been the Commencement Date but for said change in the Plans. All disputes as to the effect of any such changes shall be resolved by arbitration in accordance with Sections 7.4 and 7.5 above.

9.2 Landlord shall notify Tenant in writing of any material modifications to the Plans and the Improvements required by any governmental department with the authority to approve the Plans and such required modifications. In addition, Landlord shall inform Tenant of any changes to the Plans that it requests following the approval of the Plans in accordance with Section 2 hereof. Tenant shall have the right to approve any changes to the Plans requested by Landlord after approval of the Plans. If any changes are required by either the governmental department or Landlord, the cost of such change or changes shall be paid by Landlord unless the changes are required due to laws that went into effect after approval of the Plans in which case the cost thereof shall be paid in accordance with Section 8.1 above. The foregoing notwithstanding, the parties acknowledge and agree that during the course of construction of a commercial project such as the Premises, minor changes to the Plans are made on a routine basis, and so long as such minor changes do not materially or detrimentally alter the Plans as approved by Tenant, it shall be unnecessary for Landlord to obtain Tenant’s approval before making and implementing such changes.

9.3 If either during or after construction of the Improvements, changes are required to be made to the Improvements either to bring them into compliance which code requirements or because all necessary permits were not properly obtained, upon notice from the appropriate governing authority. Landlord shall, at its sole cost and expense, make all such required changes and complete all actions necessary to satisfy the requirements of the governing authority unless the changes are required due to laws that want into effect after the approval of the Plans, in which case the cost thereof shall be paid in accordance with Section 8.1 above.

9.4 Whenever possible, disputed issues shall be resolved by prompt communication between the representatives of Landlord and Tenant who are directly involved in the disputes. No materials may be substituted by Landlord in the Improvements without the prior written approval of Tenant. Tenant’s employees shall have the right to participate in all meetings regarding the construction of the Improvements.

10. Failure to Complete Landlord’s Improvements. If Landlord fails, within thirty (30) days following written notice from Tenant, to comply with Landlord’s obligation to complete the Improvements, including without limitation, correction of all deficiencies, emissions and defects, or to fund the Tenant Improvement Allowance, Tenant shall be entitled to complete the Improvements, and Rent shall be abated in an amount equal to the amount that Tenant is required to pay in order to complete and pay for the Improvements and to fund the Tenant Improvement Allowance.

11. Substantial Completion.

11.1 As used in the Lease and this Agreement, the terms “substantial completion” or “substantially complete” (or any other variant of such terms) with respect to the Improvements shall mean that (i) the party responsible for construction has procured a temporary or final certificate of occupancy for such work, and (ii) such work has performed substantially in accordance with the provisions of any agreement, including this Agreement, entered into by Landlord and Tenant with respect to such work, except for finishing details of construction, decoration, mechanical and other adjustments and other items of the type commonly found on an architectural punch list, none of which materially interfere with Tenant’s use or occupancy of the Premises for normal business operations. Evidence of substantial completion of the Improvements shall be the delivery to Landlord and Tenant of counterpart copies of certificates to that effect signed by the Contractor and Tenant’s Architect. Upon substantial completion of the Landlord’s Improvements, Landlord shall obtain a certificate, as provided in Section 5.12 of the Declaration, stating that all Landlord’s Improvements comply with the provisions of the Declaration, Landlord shall deliver such certificate to Tenant within two (2) days of receipt of same and Landlord shall record such certificate in the Office of the County Recorder of San Diego County.

This Agreement shall be effective as of the Effective Date of Lease set forth in Section 1.1 of the Lease.

LANDLORD:

LANKFORD & ASSOCIATES, INC., a Colorado corporation

By
Its:

Signed on             , 1994

TENANT:

DEPOTECH CORPORATION, a California corporation

By:
Its:

Signed on             , 1994

SCHEDULE I TO

WORK LETTER AGREEMENT

[to be replaced with project schedule]

ACTION	DUE DATE	RESPONSIBLE PARTY

A. Final Shell Drawings Delivery Date	12/21/94	Landlord

B. Final Shell Drawings Review	12/27/94	Tenant

C. Final Shell Drawings Revision Date	12/30/94	Landlord & Tenant

D. Phase I Tenant Improvements Final Plans Delivery Date	1/25/95	Tenant

E. Phase I Tenant Improvements Final Plan – Review/Comments	1/30/95	Landlord

F. Phase I Tenant Improvements Final Plan Revision Date	2/2/95	Landlord & Tenant

G. Phase II Tenant Improvements Final Plans Delivery Date	5/15/95	Tenant

H. Phase II Tenant Improvements Final Plan – Review/Comments	5/19/95	Landlord

I. Phase II Tenant Improvements Final Plan Revision Date	5/24/95	Landlord & Tenant

EXHIBIT “D”

Plat of Premises Showing Phase I and Phase II

[TO BE INSERTED]

EXHIBIT “E”

When Recorded, Mail to:

Amy L. Corton, Esq.

Alvarado, Smith, Wolff & Sanchez

350 West Ash Street, Suite 701

San Diego, California 92101

MEMORANDUM OF LEASE

This Memorandum of Lease (“Memorandum”) is made as of December             , 1994, between LANKFORD & ASSOCIATES, INC., a Colorado corporation (“Landlord”), and DEPOTECH CORPORATION, a California corporation (“Tenant”).

1. Lease. Pursuant to that certain Torrey Pines Science Center Industrial Real Estate Lease, dated as of December             , 1994 (“Lease”), Landlord has leased to Tenant and Tenant has leased front Landlord, those certain leased premises which are described on Exhibit A, attached hereto and incorporated herein by this reference (“Leased Premises”). The provisions and conditions of the Lease are incorporated into this Memorandum by reference and made a part hereof as though fully set forth herein, and unless expressly defined herein, all capitalized terms shall have the meanings ascribed to them in the Lease.

2. Term. The Lease commences on the Commencement Date as defined is the Lease and terminates twenty (20) years thereafter, or approximately July 31, 2015.

3. Option to Extend. Tenant, at its option, may extend the Lease Term for two (2) separate, additional successive terms of five (5) years each.

4. Right of First Refusal to Purchase Real Property. Tenant has the right of first refusal to purchase the Real Property.

5. Right of First Offer to Purchase Real Property. Tenant has the right of first offer to purchase the Real Property.

6. Option to Lease. Tenant has the option to lease space in improvements to be constructed on land adjacent to the Real Property and designated as the Option Property on Exhibit A.

7. Recordation. This Memorandum is prepared for the purpose of recordation only, and in no way modifies the provisions and conditions of the Lease.

[SIGNATURES OF THE FOLLOWING PAGE]

[SIGNATURE PAGE TO MEMORANDUM OF LEASE]

LANDLORD:

LANKFORD & ASSOCIATES, INC., a Colorado corporation_

By:
Name:
Its:

TENANT:

DEPOTECH CORPORATION, a California corporation

By:
Name:
Its:

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF	)

On this              day of             , 1994, before me the undersigned, a Notary Public in and for said State, personally appeared                      personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Notary Public in and for said County	(SEAL)

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF	)

On this              day of             , 1994, before me the undersigned, a Notary Public in and for said State, personally appeared                      personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Notary Public in and for said County	(SEAL)

EXHIBIT “A”

TO MEMORANDUM OF LEASE

LEGAL DESCRIPTION OF REAL PROPERTY

THAT CERTAIN REAL PROPERTY LOCATED IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS PARCEL 3 OF PARCEL MAP NO. 17448 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON NOVEMBER 17, 1994.

LEGAL DESCRIPTION OF THE OPTION PROPERTY

THAT CERTAIN REAL PROPERTY LOCATED IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS PARCELS 4 AND 5 OF PARCEL MAP NO. 17448 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON NOVEMBER 17, 1994.

EXHIBIT “F”

When Recorded, Mail to:

Amy L. Corton, Esq.

Alvarado, Smith, Wolff & Sanchez

350 West Ash Street, Suite 701

San Diego, California 92101

MEMORANDUM OF LEASE OPTION

This Memorandum of Lease Option (“Memorandum”) is made as of December             , 1994, between LANKFORD & ASSOCIATES, INC, a Colorado corporation (“Lankford”) and DEPOTECH CORPORATION, a California corporation (“DepoTech”).

1. Grant of Option. Pursuant to Article XV of that certain Torrey Pines Science Center Industrial Real Estate Lease dated December             , 1994 (“Lease”), Lankford has granted to DepoTech the right to lease (“Option”) the real property located in the City of San Diego, County of San Diego, State of California, more particularly described on Exhibit “A” attached hereto and made a part hereof.

2. Option Term. DepoTech has the right to exercise the Option at any time prior to October 15, 1997, on the terms and conditions set forth in the Lease.

3. Recordation. This Memorandum is prepared for the purpose of recordation only, and in no way modifies the provisions and conditions of the Lease. This Memorandum is not a complete summary of the terms and conditions of the Lease and it is subject to, and shall not be used to interpret or modify, the Lease.

[SIGNATURES ON THE FOLLOWING PAGE]

SIGNATURE PAGE TO

MEMORANDUM OF LEASE OPTION

LANKFORD & ASSOCIATES, a Colorado corporation

By:
Name:
Its:

DEPOTECH CORPORATION, a California corporation

By:
Name:
Its:

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF	)

On this              day of             , 1994, before me the undersigned, a Notary Public in and for said State, personally appeared                      personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Notary Public in and for said County	(SEAL)

[NOTARY ACKNOWLEDGEMENTS CONTINUED ON FOLLOWING PAGE]

NOTARY PAGE TO

MEMORANDUM OF LEASE OPTION

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF	)

On this              day of             , 1994, before me the undersigned, a Notary Public in and for said State, personally appeared                      personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Notary Public in and for said County	(SEAL)

EXHIBIT “A”

TO

MEMORANDUM OF LEASE OPTION

LEGAL DESCRIPTION OF REAL PROPERTY

LOTS 18 AND 20 OF MAP NO. 12485 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON JULY 23, 1991.

EXHIBIT “G”

WHEN RECORDED, MAIL TO:	)
)
Amy L. Corton, Esq.	)
Alvarado, Smith, Wolff & Sanchez	)
350 West Ash Street, Suite 701)
San Diego, California 92101)

(Space Above this Line for Recorder’s Use)

ASSIGNMENT OF OPTION AND CONSENT TO ASSIGNMENT

This Assignment of Option and Consent to Assignment: (“Assignment”) is made as of this              day of December, 1994, by and among LANKFORD & ASSOCIATES, INC., a Colorado corporation (“Assignor”), DEPOTECH CORPORATION, a California corporation (“Assignee”), and CHEVRON LAND AND DEVELOPMENT COMPANY, a California corporation (“Chevron”) with reference to the following facts:

11.2 Assignor currently has the option to purchase (“Purchase Option”) the real property located in the City of San Diego, County of San Diego, State of California, more particularly described as Lots 18 and 20 of Subdivision Map No. 12485 filed in the Office of the County Recorder of San Diego County on July 23, 1991 (“Option Property”) , from Chevron under the terms of that certain Option Agreement (“Option Agreement”) between Chevron, as optionor, and Assignor, as optionee dated             , 1994. The Option Agreement expressly provides that Assignor may assign the Option Agreement to Assignee.

11.3 Assignor and Assignee have entered into that certain Torrey Pines Science Center Industrial Real Estate Lease dated             , 1994 (“Lease”) between Assignor, as landlord, and Assignee, as tenant. Under the terms of the Lease, Assignee is leasing from Assignor the real property located in the City of San Diego, County of San Diego, State of California, more particularly described as Lot 19 of Subdivision Map No. 12485 filed in the Office of the County Recorder of San Diego County on July 23, 1991.

11.4 Article XV of the Lease gives Assignee the option to lease from Assignor (“Lease Option”) up to eighty thousand (80,000) square feet of rental space within the Option Property (“Option Premises”).

11.5 Assignee would not have entered into the Lease if Assignor cound not exercise its rights under the Option Agreement, purchase the Option Property and grant the Lease Option to

Assignee. Because the ability of Assignee to lease the Option Premises was a material inducement to Assignee in its decision to execute the Lease, and because Assignee must protect its right to occupy the Option Premises, Assignor has agreed to assign the Purchase Option and the Option Agreement to Assignee in accordance with the terms and conditions of this Assignment.

NOW, THEREFORE, for and in consideration of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, including Assignee entering into the Lease, the receipt and sufficiency of which is hereby acknowledged, and to secure the obligations of Assignor to Assignee under Article XV of the Lease, Assignor hereby transfers, assigns and sets over to Assignee all of Assignor’s right, title and interest in and to the Purchase Option and the Option Agreement.

In connection with and as part of the foregoing assignment, Assignor hereby makes the following grants, covenants, agreements, representations and warranties:

11.5.1 Assignee, shall have the right, power and authority to take any and all actions which Assignee deems necessary or appropriate in connection with enforcing the Purchase Option and the Option Agreement.

11.5.2 Assignor shall have a revocable license to exercise the Purchase Option in accordance with the terms of the Option Agreement. Such license may be revoked by Assignee, without notice to Assignor, upon occurrence of the following events:

11.5.2.1 A material default by Assignor under the Lease as provided in Section 11.3 of the Lease; or

11.5.2.2 Any one of the following:

11.5.2.2.0.0.1	If Assignor makes a general assignment or general arrangement for the benefit of creditors;

11.5.2.2.0.0.2	If a petition, for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Assignor and is not dismissed within thirty (60) days;

11.5.2.2.0.0.3	If a trustee or receiver is appointed to take possession of substantially all of Assignor’s assets and possession is not restored to Assignor within sixty (60) days; or

11.5.2.2.0.0.4	If substantially all of Assignor’s assets are subjected to attachment; execution, or other judicial seizure which is not discharged within sixty (60) days.

11.5.3 Unless and until such, license is so revoked, Assignor may exercise the Purchase Option in accordance with the terms and conditions of the Option Agreement. Additionally, Assignor shall:

11.5.3.1 observe and perform faithfully every obligation which Assignor is required to perform under the Option Agreement;

11.5.3.2 at its sole cost and expense, enforce, or secure the performance of, every obligation to be performed by Chevron under the Option Agreement;

11.5.3.3 promptly give written notice to Assignee of any notice of default received by Assignor from Chevron;

11.5.3.4 Not further assign the Purchase Option or the Option Agreement;

11.5.3.5 except with Assignee’s prior written consent, not cancel the Purchase Option or the Option Agreement; and

11.5.3.6 except with Assignee’s prior written consent, not materially modify or amend, by sufferance or otherwise, the Purchase Option or the Option Agreement.

11.5.4 Except for a wrongful revocation of the license as described in Paragraph 2 hereof, Assignee shall not in any way be liable to Assignor or to Chevron for any act or omission done, or anything admitted to be done, in connection with the Purchase Option or the Option Agreement.

11.5.5 This Assignment shall continue in full force and effect until the earlier to occur of i) the Option Notice (as defined in the Lease) is delivered by Assignee to Assignor, ii) the Option Term (as defined in the Lease) terminated or iii) Assignee is in material default under the terms and conditions of the lease after the expiration of any applicable grace period. At such time, this Assignment and the authority and powers herein granted by Assignor to Assignee shall cease and terminate.

11.5.6 Upon revocation of Assignor’s license provided in Paragraph 2 hereof, Assignor hereby irrevocably constitutes and appoints Assignee its true and lawful attorney in fact, to undertake and execute any and all of the rights or powers described herein with the same force and effect as if undertaken or executed by Assignor.

11.5.7 By execution of this Assignment, Chevron consents to this Assignment and agrees that if this Assignment is not enforceable for any reason, including, without limitation, due to the filing of a petition under Title 11 United States Code Sections 101 et seq. (“Bankruptcy Code”) by or against Assignor, and Assignor cannot exercise the Purchase Option for any reason, including, without limitation, due to the rejection of the Option Agreement under the Bankruptcy Code, Chevron shall grant to Assignee the Purchase Option on substantially the same terms and conditions as contained in the Option Agreement.

11.5.8 If Assignee is prevented from exercising any of its rights hereunder without first obtaining leave of the bankruptcy court, then Assignor will, within thirty (30) days of filing of a petition under the Bankruptcy Code, arrange for the filing of a motion, to assume or reject the Option Agreement and this Assignment. Any costs, damages or expenses incurred by Assignee due to any post petition default(s) will be treated as administrative claims under the Bankruptcy Code.

11.5.9 Assignor hereby agrees that in the event Assignor files, or there is filed against Assignor, a petition under the Bankruptcy Code, Assignee shall thereupon immediately be entitled, and Assignor shall consent, to relief fro en any automatic stay imposed by Section 362 of the Bankruptcy Code. Assignor further agrees that Assignor shall, immediately following request by Assignee, take all actions necessary to afford Assignee relief from any such automatic stay, including without limitation, the execution of such documents, and the filing of such motions,, pleadings, documents and other papers as Assignee may deem necessary or appropriate to obtain such relief. Assignor hereby acknowledges that Assignee is relying upon the foregoing in agreeing to enter into the Lease.

11.5.10 All of the covenants, agreements and provisions of this Assignment by or for the benefit of the parties hereto shall bind and inure to the benefit of the successors and assigns of Assignor, Assignee and Chevron.

11.5.11 This Assignment shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

IN WITNESS WHEREOF, Assignor, Assignee and Chevron have caused this Assignment to be duly executed on the date first above written.

LANKFORD & ASSOCIATES INC., a Colorado corporation

By:
Name:
Its:

DEPOTECH CORPORATION, a California corporation

By:
Name:
Its:

CHEVRON LAND AND DEVELOPMENT COMPANY, a California corporation

By:
Name:
Its:

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF	)

On this              day of             , 1994, before me the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Notary Public in and for said County	(SEAL)

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF	)

On this              day of             , 1994, before me the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Notary Public in and for said County	(SEAL)

STATE OF CALIFORNIA	)
	)	SS
COUNTY OF	)

On this              day of             , 1994, before me the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS MY HAND AND OFFICIAL SEAL.

Notary Public in and for said County	(SEAL)

AMENDMENT NO. 1

TO

INDUSTRIAL REAL ESTATE LEASE

DATED DECEMBER 8, 1994

by and between

LANKFORD & ASSOCIATES, INC.

A Colorado Corporation as Landlord

and

DEPOTECH CORPORATION

a California corporation, as Tenant,

THIS AMENDMENT NO. 1 TO LEASE (“Amendment”) is made and entered into as of this 26 day of October, 1995, by and between LANKFORD & ASSOCIATES, INC., a Colorado corporation (“Landlord”), and DEPOTECH CORPORATION, a California corporation (“Tenant”) upon the basis of the following facts, understandings and intentions.

RECITALS

A. Landlord and Tenant entered on that certain Torrey Pines Science Center Industrial Real Estate Lease, dated December 8, 1994 (“Lease”), pursuant to which Landlord is leasing to Tenant certain Real property and the improvements to be constructed thereon (“Premises”), as more particularly described in the Lease. Any capitalized terms used but not defined in this First Amendment which are defined in the Lease shall have the meaning ascribed In the Lease.

B. Landlord and Tenant now desire to amend the terms of the Lease, as more particularly described in this Amendment.

NOW THEREFORE, the parties hereto agree as follows:

1. Alteration, Additions and Improvements. Section 6.4.2 of the Lease is hereby amended by adding the following language to the end of the Section:

All alterations, additions or improvements (including, but not limited to, telecommunications systems and cabling, data communications systems and cabling, electrical hoop up in relation to systems furniture installation, security systems and piping but excluding pre-manufactured systems or sub-systems) which are to be performed by contractors or subcontractors as a result of competitive bid proposals requested by Tenant (i.e. work which is not performed by Tenant’s employees or change orders occurring in the normal course of business to existing contracts implemented under this process), and requiring Landlord’s approval, shall be performed only by contractors and subcontractors approved by Landlord in its reasonable discretion in a process by which the Tenant shall solicit bids from any source and will select a contractor and/or subcontractor preferred by the

Landlord unless in Tenant’s reasonable discretion such preferred contractor and/or subcontractor does not meet Tenant’s reasonable standards as to reliability, reputation, responsiveness, directly relevant experience, knowledge, financial and/or personnel qualifications. Any excess costs of such work Incurred by Tenant as a result of Landlord’s rejection of any reputable and responsible contractor and/or subcontractor reasonably proposed by Tenant, or resulting from only Landlord’s preferred contractors making bids for such work as a result or the foregoing requirement, shall be paid by Landlord. The amount of such excess costs of the work shall be determined by comparison of Landlord’s preferred contractor bids to Tenant’s bids, or in the event comparable bids are not available, then as reasonably determined by Tenant. If Landlord fails to reimburse Tenant’s request for such excess costs within thirty (30) days after Landlord’s receipt of Tenant’s request for such reimbursement, Tenant may deduct such amount (and interest accrued thereon) from any monies which Tenant owes Landlord.

2. Non-Disturbance. Section 12.2.1 of the Lease is hereby amended by adding the following language to the end of the Section.

In addition to the foregoing requirements, Tenant’s obligation to subordinate its interest under the Lease and to attorn and become the successor-in-interest to Landlord as described in 12.2 above shall be conditioned upon receipt by Tenant of a written agreement executed by said successor that said successor agrees to be bound by Landlord’s obligation under this Amendment.

3. Is all other respects, the aforesaid Lease is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by its respective, and duly authorized and directed officers, on the 26 day of October, 1995.

LANDLORD:		TENANT:

LANKFORD & ASSOCIATES, INC. a Colorado corporation		DEPOTECH CORPORATION, a California corporation

By:	/s/ (illegible)	By:	/s/ (illegible)
Its:	President	Its:	President

SECOND AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE

This SECOND AMENDMENT TO INDUSTRIAL REAL ESTATE LEASE (referred to herein as this “Second Amendment” or this “Amendment”) is made and entered into as of the 2nd day of July, 2009, by and between LASDK LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and PACIRA PHARMACEUTICALS, INC., a California corporation (“Tenant”).

R E C I T A L S :

A.    Landlord (as successor-in-interest to Lankford & Associates, Inc., a Colorado corporation) and Tenant (as successor-in-interest to Depotech Corporation, a California corporation) are parties to that certain Industrial Real Estate Lease dated December 8, 1994 (the “Original Lease”), as amended by that certain Amendment No. 1 to Industrial Real Estate Lease dated October 26, 1995 (the “First Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord the “Premises,” as that term is defined in Section 1.5 of the Original Lease, which Premises includes, without limitation, the entirety of that certain building (the “Building”) located at 10450 Science Center Drive, La Jolla, California 92037. The Original Lease and the First Amendment shall hereafter be referred to, collectively, as the “Lease.”

B.    As an accommodation to Tenant, Landlord and Tenant have agreed to defer a portion of Tenant’s monthly installments of Basic Monthly Rent for the Premises during the period commencing retroactively as of February 1, 2009 and ending on March 31, 2010. Therefore, Landlord and Tenant desire to enter into this Second Amendment to define Tenant’s deferred rent amount and deferred rent period, to state the applicable terms and conditions relating thereto (including, without limitation, the applicable return and repayment terms) and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

C.    Concurrent with Landlord’s and Tenant’s execution of this Second Amendment, HCP TPSP, LLC, a Delaware limited liability company (“HCP”), an affiliate of Landlord, and Tenant are entering into that certain Fourth Amendment to Industrial Real Estate Triple Net Lease dated as of even date herewith (the “TPSP Fourth Amendment”) amending that certain Industrial Real Estate Triple Net Lease dated August 17, 1993, as amended (the “TPSP Lease”).

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.     Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.

2.    Condition of the Premises. Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, has had full opportunity to review the condition thereof and has done so, and therefore, Tenant shall continue to accept the Premises in its presently existing, “as is” condition. Landlord shall not be obligated to provide or pay for any build-out of, or alteration to, the Premises.

3.    Basic Monthly Rent Deferment. As an accommodation to Tenant, the parties hereby agree that, so long as Tenant is not then and has not previously (but subsequent to the date hereof) been in “Monetary Default,” as that term is defined below, fifty percent (50%) of each installment of the Basic Monthly Rent payable by Tenant under the Lease in connection with the Premises (the “Deferred Basic Rent”), for each month during the period commencing retroactively as of February 1, 2009 and ending on March 31, 2010 (the “Deferment Period”), shall be conditionally deferred (in accordance with the deferment schedule set forth below) and shall, except as otherwise provided herein, not be due by Tenant until the applicable time period specified in Section 5 below. Landlord and Tenant acknowledge and agree that the Deferred Basic Rent for the entire Deferment Period is equal to a total of Two Million One Hundred Nine Thousand One Hundred One and 20/100 Dollars ($2,109,101.20) (excluding Landlord’s return, as described below). The Deferred Basic Rent shall accrue during the Deferment Period as follows:

Month During Deferment Period	Applicable Monthly Deferment Amount	Deferred Basic Rent
February 2009	$148,423.73	$148,423.73
March 2009	$148,423.73	$296,847.46
April 2009	$148,423.73	$445,271.19
May 2009	$148,423.73	$593,694.92
June 2009	$148,423.73	$742,118.65
July 2009	$148,423.73	$890,542.38
August 2009	$148,423.73	$1,038,966.11
September 2009	$148,423.73	$1,187,389.84
October 2009	$153,618.56	$1,341,008.40
November 2009	$153,618.56	$1,494,626.96
December 2009	$153,618.56	$1,648,245.52
January 2010	$153,618.56	$1,801,864.08
February 2010	$153,618.56	$1,955,482.64
March 2010	$153,618.56	$2,109,101.20

The rent deferment arrangement contained in this Section 3 is personal to the Tenant named in this Second Amendment (the “Original Tenant”) and any “Affiliate,” as such term is defined below, to whom Original Tenant’s entire interest in the Lease, as hereby amended, has been assigned (the “Affiliate Assignee”) and shall only apply to the extent that the Original Tenant or its Affiliate Assignee (if applicable) remains the tenant under the Lease, as amended hereby. For purposes of this Second Amendment, an “Affiliate” of Tenant is an entity which is controlled by, controls, or is under common control with, Tenant. “Control,” as used in this Second Amendment, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. Landlord and Tenant hereby acknowledge that, as of the date of this Second Amendment, for the period commencing on February 1, 2009 and ending on June 31, 2009, Tenant has previously paid to Landlord the monthly installments of Basic Monthly Rent attributable to the Premises less the applicable monthly deferment amounts set forth in the schedule above. For purposes of this Second Amendment, Tenant shall be in “Monetary Default” of the Lease, as hereby amended, if Tenant fails to pay to Landlord any regularly scheduled payment when due under the Lease, as hereby amended, and such failure continues for five (5) business days after Tenant’s receipt of written notice from Landlord that the same is past due.

4.    Landlord’s Return on Deferred Basic Rent. In consideration of Landlord’s execution of this Second Amendment and agreement to defer payments of rent under the Lease, as hereby amended, Tenant shall pay to Landlord a return on the accrued and outstanding Deferred Basic Rent at a rate of ten percent (10%) per annum (the “Deferred Basic Rent Return”), which Deferred Basic Rent Return shall (i) accrue monthly on a cumulative, compounded basis over the Deferment Period and the “Repayment Period,” as that term is defined in Section 5 below, and (ii) be paid by Tenant, along with Tenant’s payment of the Deferred Basic Rent, in accordance with the terms of Section 5, below. As used herein, the term “The Balance” shall mean the sum of the accrued, outstanding Deferred Basic Rent and the accrued, outstanding Deferred Basic Rent Return at the time identified.

5.    Repayment of Deferred Basic Rent and Deferred Basic Rent Return. The accrued, outstanding Deferred Basic Rent and the accrued, outstanding Deferred Basic Rent Return shall be paid in full to Landlord in accordance with the terms of this Section 5. Not later than April 1, 2010, Tenant shall pay to Landlord a lump sum of Four Hundred Forty-Eight Thousand Nine Hundred Forty and 60/100 Dollars ($448,940.60) (i.e., twenty percent (20%) of The Balance as of April 1, 2010) (the “Initial Lump Sum Payment”). Thereafter, commencing on or prior to the first (1st) day of each calendar month occurring during the period commencing on April 1, 2010 and ending on September 30, 2011, (the “Repayment Period”), along with and in addition to all other regularly scheduled Rent otherwise due and payable by Tenant for the Premises under the terms of the Lease, as amended hereby, Tenant shall pay to Landlord the remainder of the accrued, outstanding Deferred Basic Rent and the accrued, outstanding Deferred Basic Rent Return (i.e., the accrued, outstanding Deferred Basic Rent and the accrued, outstanding Deferred Basic Rent Return less the Initial Lump Sum Payment) as follows:

Payment Due Date	Applicable Repayment Amount
On or prior to April 1,2010	$106,956.94
On or prior to May 1, 2010	$106,956.94
On or prior to June 1, 2010	$106,956.94
On or prior to July 1, 2010	$106,956.94
On or prior to August 1, 2010	$106,956.94
On or prior to September 1, 2010	$106,956.94
On or prior to October 1, 2010	$106,956.94
On or prior to November 1,2010	$106,956.94
On or prior to December 1, 2010	$106,956.94
On or prior to January 1,2011	$106,956.94
On or prior to February 1, 2011	$106,956.94
On or prior to March 1, 2011	$106,956.94
On or prior to April 1, 2011	$106,956.94
On or prior to May 1, 2011	$106,956.94
On or prior to June 1,2011	$106,956.94
On or prior to July 1,2011	$106,956.94
On or prior to August 1, 2011	$106,956.94
On or prior to September 1, 2011	$106,956.94

Further, notwithstanding any contrary provision of the Lease, as amended, the Deferred Basic Rent, Deferred Basic Rent Return and the “Reimbursement Amount,” as that term is defined in Section 6 below, payable hereunder shall constitute a part of the “Rent” (as that term is defined in the Lease) payable by Tenant in connection with the Premises.

6.    Reimbursement of Landlord’s Costs. Landlord and Tenant hereby agree that in consideration of Landlord’s execution of this Second Amendment and granting Tenant the concessions set forth herein, Tenant shall reimburse Landlord (up to a cap in the amount of the “Reimbursement Amount,” as that term is defined below) for (i) Landlord’s legal fees and costs incurred in connection with any of the matters set forth in this Second Amendment (including, without limitation, the liens and encumbrances relating to the Premises identified in Section 18, below, and the “Settlement Agreement,” as that term is defined in Section 18, below) and any of the matters set forth in the TPSP Fourth Amendment (collectively, the “Legal Costs”), and (ii) all fees and costs incurred by Landlord in connection with Landlord’s lender’s review of this Second Amendment and the TPSP Fourth Amendment (if applicable) (the “Lender Review Costs”) (the Legal Costs and the Lender Review Costs are, collectively, “Landlord’s Costs”). Tenant shall reimburse Landlord’s Costs to Landlord in an amount not to exceed Fifty Thousand and No/100 Dollars ($50,000.00) (the “Reimbursement Amount”); provided, however, the foregoing Reimbursement Amount cap shall not apply to any and all “Excluded Costs,” as that term is defined below. Following Landlord’s determination of Landlord’s Costs, Landlord shall provide reasonable documentation thereof to Tenant. Tenant shall pay to Landlord a return on the outstanding amount of the Reimbursement Amount accruing at a rate of ten percent (10%) per annum over the Deferment Period and the Repayment Period. The Reimbursement Amount (plus the return) will be deferred during the Deferment Period, and, thereafter, the Reimbursement Amount (plus the return) shall be payable by Tenant to Landlord in equal monthly installments over the Repayment Period in addition to all regularly scheduled Rent due and payable by Tenant for the Premises under the terms of the Lease, as amended hereby, and payments of the accrued, outstanding Deferred Basic Rent and the accrued, outstanding Deferred Basic Rent Return, as set forth in Section 5 above. The Reimbursement Amount shall represent the full satisfaction of any reimbursements or costs that are or might come due under the Lease, as hereby amended, and the TPSP Lease in connection with the matters addressed in this Second Amendment and the TPSP Fourth Amendment, including the Legal Costs and the Lender Review Costs, but excluding the Excluded Costs. The term “Excluded Costs” shall mean any and all costs (including, without limitation, all legal fees and costs) incurred by Landlord for which Tenant may be liable under the Lease, as hereby amended, (i) in the event that the “Effective Date,” as that term is defined in the Settlement Agreement, does not occur, (ii) relating to any default under the Settlement Agreement, and (iii) relating to any default by Tenant under this Second Amendment or the TPSP Fourth Amendment.

7.    Acceleration of Deferred Basic Rent and Deferred Basic Rent Return for Tenant Default, Assignment of Lease or Bankruptcy. Notwithstanding any contrary provision of the Lease, as amended hereby, Landlord shall have the right, at its option, to accelerate the repayment of The Balance accrued and unpaid as of such date and to make the same immediately payable in full by Tenant, upon (i) any Monetary Default (as defined in Section 3 above) by Tenant; (ii) any assignment or attempted assignment of the Lease, as amended hereby, by the Original Tenant to any third party (other than to an Affiliate Assignee); (iii) a general assignment by Tenant for the benefit of creditors, or the taking of any corporate action in furtherance of bankruptcy or dissolution (whether or not there exists any proceeding under an insolvency or bankruptcy law), or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law; or (iv) the sale of Tenant’s business through a merger or sale of stock which, in either case, results in a more than fifty percent (50%) change in control of Tenant’s stock, or a sale of all of the assets of Tenant’s business during the Deferment Period or the Repayment Period or prior to the full repayment of the Deferred Basic Rent and Deferred Basic Rent Return; provided, however, the issuance of equity securities of Tenant or securities exercisable or convertible for equity securities of Tenant for financing purposes that results in a change of Control of Tenant shall not be prohibited by the Lease, as hereby amended, or result in such an acceleration as otherwise set forth in this Section 7. In accordance with the foregoing, if any acceleration occurs prior to the end of the Deferment Period, then there shall be no further deferment of Basic Monthly Rent and, in addition to the repayment described in this Section 7, Tenant shall immediately become obligated to pay to Landlord the full amount of Tenant’s regularly scheduled payments and amounts of Basic Monthly Rent thereafter coming due, as and when the same come due, in accordance with the terms of the Lease.

8.    Basic Monthly Rent During Remainder of Term. Effective as of April 1, 2010, and continuing throughout the remainder of the Lease Term, in addition to the payment of the accrued, outstanding Deferred Basic Rent, the accrued, outstanding Deferred Basic Rent Return and the Reimbursement Amount, as applicable, as and when the same come due pursuant to the provisions of this Second Amendment, Tenant shall pay to Landlord the full amount of Tenant’s regularly scheduled payments and amounts of Basic Monthly Rent, as and when the same come due, in accordance with the terms of the Lease.

9.    Additional Rent. Notwithstanding the deferment of Basic Monthly Rent set forth in this Second Amendment, during the Deferment Period and throughout the remainder of the Lease Term, Tenant shall remain obligated to pay to Landlord the full amount of all other monetary obligations of Tenant to Landlord under the terms of the Lease (including, without limitation, all costs of real property taxes, utilities, insurance premiums, and Project Operating Expenses as and to the extent set forth in the Lease).

10.    Warrants for Purchase of Stock. In consideration of Landlord’s execution of this Second Amendment and granting Tenant the concessions set forth herein and as a condition precedent to the effectiveness of this Second Amendment, Tenant shall, as required by the TPSP Fourth Amendment, concurrent with the execution and delivery of this Second Amendment and the TPSP Fourth Amendment, execute and deliver to HCP the two (2) warrant agreements attached to the Fourth Amendment as Exhibit A (it being understood by the parties hereto that only such two (2) warrant agreements shall be executed and delivered by Tenant notwithstanding that the warrant agreements are referenced in both this Second Amendment and the TPSP Fourth Amendment).

11.    Deletions and Modifications. Landlord and Tenant hereby agree and acknowledge that, effective as of the date of this Second Amendment, the following deletions and/or modifications are made to the Lease.

11.1    Sections 1.4.2 and 1.9 of the Original Lease have expired, and, therefore, Sections 1.4.2 and 1.9 of the Original Lease are hereby deleted in their entirety and are of no further force or effect.

11.2    In addition to the insurance that Tenant is required to carry in accordance with the terms of the Lease, Tenant, at Tenant’s sole cost and expense, shall obtain and keep in force throughout the Lease Term, umbrella/excess liability insurance in the amount of

$5,000,000 with respect to the risks referred to in Section 7.1.1 of the Original Lease, which shall apply specifically to the Premises. These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employers liability insurance required under the Lease. Except as set forth herein, such policy shall be in accordance with the terms of Section 7 of the Original Lease.

11.3    Section 15 of the Original Lease has expired, and, therefore, Section 15 of the Original Lease is hereby deleted in its entirety and is of no further force or effect.

12.    Remedies. For the purpose of clarifying Section 11.4.2 of the Original Lease, Landlord and Tenant hereby acknowledge and agree that the remedy provided to Landlord thereunder is intended to be, and shall be deemed to provide to Landlord, the remedy described in California Civil Code Section 1951.4.

13.    Notices. Notwithstanding any contrary provision contained in the Lease, as of the date of this Second Amendment, any notices to Landlord must be delivered to the following addresses (and otherwise in accordance with the terms of Section 18.4 of the Original Lease) or to such other places as Landlord may from time to time designate in a notice to Tenant:

HCP, Inc.

3760 Kilroy Airport Center, Suite 300

Long Beach, California 90806

Attention: Legal Department

and

HCP, Inc.

444 North Michigan Avenue, Suite 3230

Chicago, Illinois 60611

Attention: Randall W Rohner, Senior Vice President

and

Allen Matkins Leek Gamble Mallory & Natsis LLP

1901 Avenue of the Stars, Suite 1800

Los Angeles, California 90067

Attention: Anton N. Natsis, Esq.

14.    No Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent occurring by, through, or under the indemnifying party. The terms of this Section 14 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

15.    No Default; Tolling of Cure Period. To Tenant’s knowledge, as of the date of this Second Amendment, Landlord is not in default (nor does a situation exist which, with the passage of time, the giving of notice, or both, would constitute a default) under any of the terms or provisions of the Lease. So long as sub-item (iii) set forth in Section 18 below, is satisfied, (i) to Landlord’s knowledge, as of the date of this Second Amendment, Tenant is not in default (nor does a situation exist which, with the passage of time, the giving of notice, or both, would constitute a default) and there are no Monetary Defaults under any of the terms or provisions of the Lease, as hereby amended, and (ii) Tenant’s cure period with respect to the imposition of any liens and encumbrances shall be tolled.

16.    Conflict; No Further Modification. In the event of any conflict between the Lease and this Second Amendment, the terms of this Second Amendment shall prevail. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

17.    Counterparts/Facsimile or .PDF Signatures. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument. Additionally, the parties hereto acknowledge and agree that signatures transmitted via facsimile or .pdf shall be considered fully binding under this Second Amendment.

18.    Effectiveness of this Second Amendment. Landlord and Tenant hereby acknowledge and agree that, notwithstanding the full execution and delivery of this Second Amendment by Landlord and Tenant, this Second Amendment is expressly conditioned upon the occurrence of all of the following: (i) approval of this Second Amendment by Landlord’s partner, the National Electric Benefit Fund; (ii) approval of this Second Amendment by Landlord’s lenders; and (iii) the occurrence of the “Effective Date,” as that term is defined in that certain Settlement Agreement dated June 17, 2009 by and between Tenant and DPR Construction, Inc. (“DPR”) as amended by that certain Amendment dated June 26, 2009 (collectively, the “Settlement Agreement”) (of which Landlord is a third party beneficiary) and the full payment by Tenant to DPR of the “Aggregate Payment Amount” (i.e., $2,000,000), as that term is defined in, and pursuant to the terms of, the Settlement Agreement (collectively, the “Conditions Precedent”). To the extent that the Conditions Precedent are not satisfied on or before September 1, 2009, then Landlord may terminate this Second Amendment upon delivery of written notice thereof to Tenant, in which event this Second Amendment shall automatically terminate and the Lease shall continue in full force and effect as if unmodified by this Second Amendment. So long as the Conditions Precedent are satisfied, Landlord and Tenant each represent and warrant to the other that the execution and performance of this Second Amendment by such party has been authorized and approved by all requisite corporate, limited liability company, partnership and third party action.

[Continued on the following page.]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“LANDLORD”	LASDK LIMITED PARTNERSHIP, a Delaware limited partnership

	By:	HCP-Torrey Pines I, Inc., a Delaware corporation, its Managing General Partner

	By:	/s/ R.W. Rohmer
		Name:	Randall W. Rohmer
		Its:	Senior V.P.

[Signatures continue on the following page.]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“TENANT”	PACIRA PHARMACEUTICALS, INC., a California corporation

	By:	/s/ James Scibetta
Name:
Its:

By:
Name:
Its: